EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT
dated as of
June 29, 2020
among
CARDTRONICS PLC,
as Parent,
Cardtronics USA, Inc.,
as Borrower
The Other Obligors Party Hereto,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
Capital One, National Association,
PNC CAPITAL MARKETS LLC,
BBVA SECURITIES INC.,
U.S. BANK NATIONAL ASSOCIATION,
CITIGROUP GLOBAL MARKETS INC.,
HSBC SECURITIES (USA) INC.,
CANADIAN IMPERIAL BANK OF COMMERCE
and
BMO CAPITAL MARKETS CORP.
as Co-Documentation Agents
*****
JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES INC.,
WELLS FARGO SECURITIES, LLC,
BARCLAYS BANK PLC
and
GOLDMAN SACHS LENDING PARTNERS LLC,
as Joint Bookrunners and Co-Lead Arrangers

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TABLE OF CONTENTS

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SCHEDULES:
Schedule 1.01 -- Guarantors
Schedule 2.01(a) -- Commitments
Schedule 3.09 -- Intellectual Property
Schedule 5.10 -- Post-Closing Matters
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.05 -- Existing Investments
Schedule 6.10 -- Restrictive Agreements
EXHIBITS:
Exhibit 1.1A  --  Form of Addendum
Exhibit 1.1B  --  Form of Assignment and Assumption

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Page
Exhibit 2.03 -- Form of Borrowing Request
Exhibit 2.07 -- Form of Interest Election Request
Exhibit 2.16 -- Forms of U.S. Tax Compliance Certificate
Exhibit 5.01(c) -- Form of Compliance Certificate

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TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of June 29, 2020 (the “Effective Date”), among Cardtronics plc, an English public limited company (“Parent”), Cardtronics USA, Inc., a Delaware corporation (the “Borrower”), the other Guarantors party hereto, the Lenders party hereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I.
Definitions
Section i.Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2025 Senior Notes” means the 5.50% Senior Notes due 2025 of Cardtronics, Inc. and the Borrower.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Addendum” means the applicable agreement attached hereto as part of Exhibit 1.1A.
“Additional Lender” shall have the meaning set forth in Section 2.19(c).
“Adjusted LIBO Rate” means with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders and collateral agent and security trustee for the Secured Parties, together with any designated Affiliate or branch of JPMorgan acting in such capacity.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.
“Affiliate” means, with respect to a specified Person at any date, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified
“After-Acquired CFC” means any Subsidiary acquired or created after the date of this Agreement that is a CFC or owned directly or indirectly by a CFC.
“After-Acquired CFC Holdco” means any U.S. Subsidiary, owned directly by another U.S. Subsidiary, acquired or created after the date of this Agreement, substantially all of the assets of which consist of Equity Interests in, or Indebtedness of, one or more Subsidiaries that are CFCs.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus ½ of 1%, (c) the Adjusted LIBO Rate for an interest period of one month plus 1%; and (d) 2.00%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the FRBNY Rate or the Adjusted LIBO Rate

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shall be effective from and including the effective date of such change in the Prime Rate, the FRBNY Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Ancillary Document” has the meaning assigned to such term in Section 10.06.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Parent or its Subsidiaries from time to time concerning or relating to bribery or corruption (and includes the Australian AML Act).
“Applicable Margin” means, on any day, (x) 4.00%, in the case of Eurocurrency Loans, and (y) 3.00%, in the case of ABR Loans.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, JPMorgan, BofA Securities, Inc., Wells Fargo Securities, LLC, Barclays Bank PLC and Goldman Sachs Lending Partners LLC, each in its capacity as co-lead arranger and joint bookrunner.
“Asset Sale” means the sale, transfer, lease or disposition (in one transaction or in an series of transactions and whether effected pursuant to a Division or otherwise) by the Parent or any Restricted Subsidiary of (a) any of the Equity Interest in any Restricted Subsidiary, (b) substantially all of the assets of any division, business unit or line of business of the Parent or any Restricted Subsidiary, or (c) any other assets (whether tangible or intangible) of the Parent or any Restricted Subsidiary including, without limitation, any accounts receivable; provided, however, that licensing of Intellectual Property by Parent or a Restricted Subsidiary in the ordinary course of business shall not be considered an Asset Sale.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent (which acceptance may not be unreasonably withheld or delayed), in the form of Exhibit 1.1B or any other form approved by the Administrative Agent.
“ATM Equipment” means automated teller machines and related equipment.
“Australian AML Act” means the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Commonwealth of Australia).
“Australian Corporations Act” means the means the Corporations Act 2001 (Commonwealth of Australia).
“Australian Entity” means any entity incorporated or established under the laws of Australia (including any State or territory of Australia).
"Australian Guarantor" means any Australian Entity that is a Guarantor.
"Australian PPSA" means the Personal Property Securities Act 2009 (Cth).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institution or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement; provided, further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time; it being acknowledged that such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:
(1)  in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or
(2)  in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1)  a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;
(2)  a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or
(3)  a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.13.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning set forth in the preamble to this Agreement.
“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit 2.03 or such other form reasonably acceptable to the Administrative Agent.

“Business Acquisition” means (a) an Investment by the Parent or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into, amalgamated with or consolidated with the Parent or any Restricted Subsidiary or (b) an acquisition by the Parent or any Restricted Subsidiary of the property and assets of any Person (other than a Subsidiary) that constitutes substantially all of the assets of such Person or any division or other business unit of such Person.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York, Houston, Texas or Johannesburg, South Africa are authorized or required by Law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the applicable currency in the London interbank market or the principal financial center of the country in which payment or purchase of such currency.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that only leases that would constitute capital leases in conformity with GAAP prior to the accounting change on January 1, 2018 requiring all leases to capitalized, shall be considered capital leases.
“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.
“Change in Control” means (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) shall become the ultimate beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) of issued and outstanding Equity Interests of the Parent representing more than 50% of the aggregate voting power in elections for directors of the Parent on a fully diluted basis; or (b) a majority of the members of the board of directors of the Parent shall cease to be either (i) Persons who were members of the board of directors on the Effective Date or (ii) Persons who became members of such board of directors after the Effective Date and whose election or nomination was approved by a vote or consent of the majority of the members of the board of directors that are either described in clause (i) above or who were elected under this clause (ii).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Term Loan Commitments or commitments to provide Incremental Term Loans or Refinancing Term Loans, as the case may be, in each case not designated part of another existing Class and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans or Refinancing Term Loans, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all of the property described in the Security Documents serving as security for the Loans.
“Commitment” means an Initial Term Loan Commitment and any commitments to provide Incremental Term Loans or Refinancing Term Loans, as the context may require.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” means Cardtronics, Inc., a Delaware corporation.
“Competitor” shall have the meaning set forth in the definition of “Disqualified Institution”.
“Competitor Debt Fund Affiliate” means, with respect to any Competitor or any affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any Disqualified Institution) that is (i) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes and (ii) managed, sponsored or advised by any person that is controlling, controlled by or under common control with the relevant Competitor or affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Competitor or its affiliates, or the management, control or operation thereof, makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity.
“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:
(1)  the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)  if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;
provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted EBITDA” means, for any period, for the Parent and the Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income (except with respect to clause (v) below): (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable during such period, (iii) depreciation, accretion, amortization and share-based compensation expense, (iv) all non-cash amortization of financing costs (including debt discount, debt issuance costs, commissions, premiums and fees related to Indebtedness) of the Parent and its Restricted Subsidiaries, (v) the amount of “runrate” cost synergies, expected cost savings and operating expense reductions related to restructurings, cost savings initiatives, operational improvements or other initiatives that are projected by Parent in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Parent) within 18 months after the end of such period (which cost savings, synergies or operating expense reductions shall be calculated on a pro forma basis as though such cost synergies, expected cost savings or operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “runrate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Effective Date); provided that such cost savings, synergies and operating expenses are reasonably identifiable and factually supportable, (vi) cash expenses attributable to the implementation of cost savings initiatives, operating expense reductions, restructurings and similar initiatives and business optimizations and other restructuring and integration costs, (vii) any expense, charge or loss (including restructuring charges) in connection with any single or one-time event and (viii) other extraordinary (as determined in good faith by Parent), non-cash and/or non-recurring or unusual expenses reducing such Consolidated Net Income; provided that the aggregate amount added back pursuant to the foregoing clauses (v), (vii) and (viii), excluding any non-cash expenses added back pursuant to clauses (vii) and (viii), shall not exceed 25% of Consolidated Adjusted Pro Forma EBITDA for any Test Period (calculated prior to giving effect to any such addback), and minus (b) to the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income for such period; provided that, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount included in the calculation of Consolidated Adjusted EBITDA in respect of any such items or components thereof shall be the Owned Percentage of the amount that would otherwise be included in the absence of this proviso.
“Consolidated Adjusted Pro Forma EBITDA” means, for any period, for the Parent and the Restricted Subsidiaries on a consolidated basis, Consolidated Adjusted EBITDA for such period, adjusted to include the Consolidated Adjusted EBITDA attributable to Business Acquisitions made in accordance with Section 6.05 during such period as if such Business Acquisition occurred on the first day of such period.
“Consolidated Funded Indebtedness” means, as of the date of determination, for the Parent and the Restricted Subsidiaries on a consolidated basis, all Indebtedness evidenced by a note, bond, debenture or similar items with regularly scheduled interest payments and a maturity date; provided that, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount of Indebtedness attributed to such Restricted Subsidiary shall be the Owned Percentage of the amount that would otherwise be included in the absence of this proviso, unless the Parent or any Restricted Subsidiary that is a Wholly-Owned Subsidiary guaranties a greater percentage than the Owned Percentage, in which case the amount included in respect of such Indebtedness shall be the percentage so guarantied.
“Consolidated Interest Expense” means, for any Person, determined on a consolidated basis, the sum of all interest on Indebtedness paid or payable (including the portion of rents payable under Capital Lease Obligations allocable to interest) plus all original issue discounts and other interest expense associated with Indebtedness amortized or required to be amortized in accordance with GAAP.
“Consolidated Net Income” means, for any period, for the Parent and the Restricted Subsidiaries on a consolidated basis, the net income or loss of the Parent and the Restricted Subsidiaries for such period determined in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Senior Notes” means the Company’s 1.00% Convertible Senior Notes in the principal amount of $287,500,000 due 2020.
“Convertible Senior Notes Transactions” means any transactions related to the settlement and/or unwinding of the Convertible Senior Notes and any related warrant, bond hedge or capped call options.
“Copyright” shall have the meaning assigned to such term in the Security Agreement.
“Copyright Security Agreement” means any Copyright Security Agreement executed by an Obligor owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Effective Date and thereafter.
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.
“Credit Party” means the Administrative Agent and each of the Lenders.
“Cumulative Credit” means on any date of determination, a cumulative amount equal to (without duplication):
(a) $100,000,000; plus
(b) an amount equal to 50% of the Consolidated Net Income (excluding from Consolidated Net Income, for this purpose only, any amount that otherwise increased the Cumulative Credit pursuant to clause (c) or (d) below) of Parent for the period (taken as one accounting period) from June 30, 2020 to the end of Parent’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01; provided that Consolidated Net Income, for this purpose only, shall not be less than zero, plus
(c) the cumulative amount of cash proceeds received directly or indirectly by Parent from any capital contribution in respect of and/or the sale or issuance of Qualified Equity Interests of Parent after the Effective Date and on or prior to such time, plus
(d) returns, profits, distributions and similar amounts (whether by means of a sale or other disposition, a repayment of a loan or advance, a dividend or otherwise) received in cash or cash equivalents by Parent and/or any of the Restricted Subsidiaries in respect of Investments made using the Cumulative Credit, minus
(e) any amount of the Cumulative Credit used to make Investments pursuant to Section 6.05(n) after the Effective Date and prior to such time, minus
(f) any amount of the Cumulative Credit used to make Restricted Payments pursuant to Section 6.07(j) after the Effective Date and prior to such time, minus
(g) any amount of the Cumulative Credit used to make prepayments and redemptions of Junior Debt pursuant to Section 6.08(a) after the Effective Date and prior to such time.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” means (a) with respect to principal payments on the Loans, the rate otherwise applicable to such Loans plus 2%, and (b) with respect to all other amounts, the rate otherwise applicable to ABR Loans plus 2%.

“Designated Noncash Consideration” means the fair market value (as determined by Parent in good faith) of noncash consideration received by Parent or a Restricted Subsidiary in connection with an Asset Sale pursuant to Section 6.04(a) that is designated as Designated Noncash Consideration pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, setting forth the basis of such valuation (which amount will be reduced by any cash proceeds subsequently received by Parent or any Restricted Subsidiary (other than from Parent or a Restricted Subsidiary) in connection with any subsequent repayment, redemption or Asset Sale of such noncash consideration).
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of the respective Disqualified Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees or other service providers of Parent or any of the Restricted Subsidiaries to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Parent or any of the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or in connection with such employee’s or other service provider’s termination, death or disability.
“Disqualified Institution” means (a) (i) any person identified in writing to the Administrative Agent on or prior to June 15, 2020, (ii) any affiliate of any person described in clause (i) above that is clearly identifiable as an affiliate of such person solely on the basis of such affiliate’s name and (iii) any other affiliate of any person described in clauses (i) and/or (ii) above that is identified in a written notice to the Administrative Agent and/or (b) (i) any person that is a competitor, vendor or peer of Parent and/or any of its affiliates (each such person, a “Competitor”) and/or any affiliate of any Competitor (other than any Competitor Debt Fund Affiliate), in each case, that is identified in writing to the Administrative Agent, (ii) any affiliate of any person described in clause (i) above (other than any Competitor Debt Fund Affiliate) that is clearly identifiable as an affiliate of such person solely on the basis of such affiliate’s name and (iii) any other affiliate of any person described in clauses (i) and/or (ii) above that is identified in a written notice to the Administrative Agent (it being understood and agreed that no Competitor Debt Fund Affiliate of any Competitor may be designated as a Disqualified Institution pursuant to this clause (iii)); provided that no written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any person that has acquired an assignment or participation interest in any Loans prior to the delivery of such notice. Parent shall deliver the initial list of Disqualified Institutions and any updates, supplements or modifications thereto (collectively, the “DQ List”) to JPMDQ_Contact@jpmorgan.com and any such updates, supplements or modifications thereto shall only become effective three (3) Business Days after such update, supplement or modification has been sent to such email address. In the event the DQ List is not delivered in accordance with the foregoing, it shall be deemed not received and not effective (except with respect to any delivery on or prior to Effective Date).
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Dollars” or “$” refers to lawful money of the United States of America.

“DQ List” has the meaning assigned to it in the definition of “Disqualified Institution”.
“Early Opt-in Election” means the occurrence of:
(1)  (i) a determination by the Administrative Agent or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.13 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(2)  (i) the election by the Administrative Agent or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning given in the preamble hereto.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws” means all Laws issued or promulgated by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any applicable Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials performed in violation of applicable Environmental Laws, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section

302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” means, for any fiscal year of Parent, the sum (without duplication) of:
(a) the consolidated net income (or loss) of Parent and the Restricted Subsidiaries for such fiscal year, adjusted to exclude (i) net income (or loss) of any consolidated Restricted Subsidiary that is not wholly owned by Parent to the extent such income or loss is attributable to the noncontrolling interest in such consolidated Restricted Subsidiary and (ii) any gains or losses attributable to Prepayment Events; plus
(b) depreciation, amortization and other non-cash charges or losses deducted in determining such consolidated net income (or loss) for such fiscal year (excluding any non-cash charge to the extent it represents an accrual or reserve for potential cash charges in any future period or amortization of prepaid cash charges that were paid in a prior period); plus
(c) the amount, if any, by which Net Working Capital, excluding the increase or decrease of restricted cash and the corresponding liabilities, decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa); minus
(d) the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash charge that reduced consolidated net income of Parent and the Restricted Subsidiaries in any prior period if Excess Cash Flow was not increased by the amount of the corresponding non-cash charge in such prior period) and (ii) the amount, if any, by which Net Working Capital, excluding the increase or decrease of restricted cash and the corresponding liabilities, increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa); minus
(e) the amount of any tax payment in respect of share-based compensation agreements or similar arrangements paid in cash by Parent and the Restricted Subsidiaries during such period to the extent not deducted in determining consolidated net income (or loss) for such fiscal year; minus

(f) the aggregate principal amount of long-term Indebtedness repaid or prepaid by Parent and/or any of the Restricted Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of the Revolving Credit Facility, (ii) Loans prepaid pursuant to Section 2.10 or purchased pursuant to Section 10.04(f) and (iii) repayments or prepayments of long-term Indebtedness financed with the proceeds of other long-term Indebtedness (other than revolving Indebtedness ); minus
(g) other cash payments in respect of long-term liabilities and long-term assets (in each case, other than in respect of Indebtedness) by Parent and the Restricted Subsidiaries during such period to the extent not deducted in determining consolidated net income (or loss) for such fiscal year; minus
(h) customary fees, expenses or charges paid in cash by Parent and the Restricted Subsidiaries during such period related to the issuance, amendment or refinancing of any Indebtedness permitted under Section 6.01 and any premium paid in cash by Parent and the Restricted Subsidiaries during such period in connection with the prepayment, redemption, purchase, defeasance or other satisfaction prior to scheduled maturity of Indebtedness permitted to be prepaid, redeemed, purchased, defeased or satisfied hereunder.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or resident under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g), (h) or (j), as applicable, (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any German Excluded Withholding Taxes.
“Existing Indebtedness” means Indebtedness existing on the Effective Date and set forth in Schedule 6.01.
“Facility Office” means (a) in respect of a Lender, the office or offices notified by such Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following such date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement and (b) in respect of any other party to this Agreement (other than an Obligor), the office in the jurisdiction in which such Person is resident for tax purposes.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the FRBNY shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent.

“Finco Entities” means CATM Luxembourg I S.à. r.l., a Luxembourg limited liability company, its Subsidiaries and any other Subsidiary created, formed or acquired, in each case, so long as such Finco Entity’s only assets consist of (i) intercompany Indebtedness owed to it and any payments thereon, (ii) any other assets reasonably necessary for the operation of its business that are insignificant in value and (iii) Equity Interests in Subsidiaries, and it does not engage in any business other than the ownership of such assets and activities reasonably related thereto.
“First Lien Net Leverage Ratio” means the ratio of (a)(x) Consolidated Funded Indebtedness as of such date that is secured by a Lien on any assets of Parent and its Restricted Subsidiaries (other than a Lien on Collateral that is junior to the Liens on the Collateral) minus (y) Unencumbered Balance Sheet Cash as of such date to (b) Consolidated Adjusted Pro Forma EBITDA for the most recently completed Test Period.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Obligor” shall mean Parent and any other Obligor that is a Foreign Subsidiary.
“Foreign Subsidiary” shall mean any Subsidiary that is incorporated, organized, constituted or amalgamated under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.
“FRBNY” means the Federal Reserve Bank of New York.
“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “FRBNY Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“GAAP” means generally accepted accounting principles in the United States of America; subject to Section 1.04.
“General Investment Basket” has the meaning assigned to such term in Section 6.05(i).
“General Restricted Debt Payments Basket” has the meaning assigned to such term in Section 6.08(d).
“General Restricted Payments Basket” has the meaning assigned to such term in Section 6.07(k).
“German Excluded Withholding Taxes” means any deduction or withholding for or on account of any German Tax from a payment under any Loan where: (a) the payment could have been made to the relevant Lender without any deduction or withholding if the Lender had been a German Qualifying Lender, but on that date that Lender is not or has ceased to be a German Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority; or (b) the relevant Lender is a German Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the German Tax deduction had such Lender complied with its obligations under Section 2.16(g) or (h) (as applicable).
“German Qualifying Lender” means, in respect of a payment by or in respect of an Obligor established in Germany, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (a) lending through a Facility Office in Germany or (b) a German Treaty Lender.
“German Tax” means any Tax imposed under the laws of Germany or by any political subdivision, instrumentality or governmental agency in Germany having taxing authority.

“German Treaty Lender” means, in relation to a payment of interest by or in respect of an Obligor established in Germany under a Loan Document, a Lender which (a) is treated as a resident of a German Treaty State for the purposes of the German Treaty; (b) does not carry on a business in Germany through a permanent establishment with which that Lender’s participation in a Loan is effectively connected; and (c) fulfils any other conditions which must be fulfilled under the German Treaty and the laws of Germany by residents of that German Treaty State for such residents to obtain full exemption from taxation on interest in Germany (including the completion of any necessary procedural formalities).
“German Treaty State” means a jurisdiction having a double taxation agreement (a “German Treaty”) with Germany which makes provision for full exemption from tax imposed by Germany on interest.
“Governmental Approval” means (a) any authorization, consent, approval, license, waiver, or exemption, by or with or (b) any required filing or registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.
“Governmental Authority” means the government of the United States of America or any other nation or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee Termination” has the meaning assigned to such term in Section 5.09(g).
“Guarantees” means the guarantees issued pursuant to this Agreement as contained in Article IX hereof.
“Guarantor” means Parent and each Restricted Subsidiary (other than the Borrower) listed on Schedule 1.01 and each Material Restricted Subsidiary that provides a Guarantee after the Effective Date in accordance with Section 5.09.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature to the extent any of the foregoing are present in quantities or concentrations prohibited under the Environmental Laws but does not include normal quantities of any material present or used in the ordinary course of business, including, without limitation, materials such as substances and materials used in the operation or maintenance of ATM Equipment, office or cleaning supplies, typical building and maintenance materials and employee and invitee vehicles and vehicle fuels.
“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Incremental Facilities” has the meaning set forth in Section 2.19(a).

“Incremental Facilities Cap” has the meaning set forth in Section 2.19(a).
“Incremental Facility Amendment” has the meaning set forth in Section 2.19(c).
“Incremental Term Loan” has the meaning set forth in Section 2.19(a).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (including earn-out obligations but only once non-contingent and determinable), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Lenders acknowledge that Indebtedness of the Parent or any Restricted Subsidiary shall not include obligations of such Person to providers of vault services. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided that, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the amount of Indebtedness attributed to such Restricted Subsidiary shall be the Owned Percentage of the amount that would otherwise be included in the absence of this proviso, unless the Parent or any Restricted Subsidiary that is a Wholly-Owned Subsidiary guaranties a greater percentage than the Owned Percentage, in which case the amount included in respect of such Indebtedness shall be the percentage so guarantied.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Term Loan” means a Loan made pursuant to Section 2.01.
“Initial Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Term Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.19 or Section 10.04. The initial amount of each Lender’s Initial Term Loan Commitment is set forth on Schedule 2.01(a), or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Initial Term Loan Commitment, as applicable. As of the Effective Date, the aggregate amount of the Lenders’ Initial Term Loan Commitments is $500,000,000.
“Initial Term Loan Maturity Date” means June 29, 2027; provided, that if such day is not a Business Day, the Initial Term Loan Maturity Date shall be the Business Day immediately succeeding such day.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form attached hereto as Exhibit 2.07 or such other form reasonably acceptable to the Administrative Agent.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each relevant Lender, twelve months or a shorter period) thereafter, as the relevant Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means any investment in any Person by means of a purchase of Equity Interests or debt securities, capital contribution, loan, time deposit or other similar investments (but not including any demand deposit).
“IRS” means the United States Internal Revenue Service.
“JPMorgan” means JPMorgan Chase Bank, N.A.
“Junior Debt” means Indebtedness (other than Indebtedness among Parent and its Subsidiaries) that is Subordinated Indebtedness with an individual outstanding principal amount in excess of $50,000,000.
“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Loan hereunder at such time, including the latest maturity date of any Loan extended in accordance with this Agreement from time to time.
“Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations and Orders of all Governmental Authorities, whether now or hereafter in effect.
“LCT Election” has the meaning set forth in Section 1.07(a).
“LCT Test Date” has the meaning set forth in Section 1.07(a).
“Lender-Related Person” has the meaning set forth in Section 10.03(d).
“Lenders” means the Persons listed on Schedule 2.01(a) as Lenders and any other Person that shall have become a Lender hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby (including pursuant to an Incremental Facility Amendment or a Refinancing Facility Amendment), but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge or security interest in, on or of such asset to secure or provide for the payment of any obligation of any Person, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Condition Transaction” means (a) any Business Acquisition or similar investment permitted hereunder the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing, (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of the Convertible Senior Notes and (c) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of other Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.
"Liquidation" in relation to an Australian Guarantor, includes receivership or other appointment of a controller, compromise, arrangement amalgamation, administration, judicial management, reconstruction, winding up, dissolution, assignment for the benefit of creditors and bankruptcy.
“Loan Documents” means this Agreement, any Notes, the Security Documents, any Incremental Facility Amendment and any Refinancing Facility Amendment.
“Loans” means the Initial Term Loans and any Incremental Term Loans or Refinancing Term Loans made by the Lenders pursuant to this Agreement.
“Majority Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 50.0% of the sum of the total Loans and unused Commitments at such time.
“Material Adverse Effect” means a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Parent and the Restricted Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Obligors, taken as a whole, to pay the Obligations under the Loan Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.
“Material Indebtedness” means Indebtedness, or obligations in respect of one or more Swap Agreements, of any one or more of the Parent and the Restricted Subsidiaries in an aggregate outstanding principal amount exceeding $50,000,000 (or the equivalent amount thereof in any foreign currency). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.
“Material Restricted Subsidiary” means each Material Subsidiary that is a Restricted Subsidiary.
“Material Subsidiary” means a Wholly-Owned Subsidiary that either generates 5% or more of the consolidated gross revenues of the Parent and its Subsidiaries on a consolidated basis or holds assets that constitute 5% or more of all assets of the Parent and its Subsidiaries on a consolidated basis; provided that none of the Finco Entities will be deemed to be a Material Subsidiary.

“Maturity Date” means (i) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (ii) with respect to any Refinancing Term Loans, the final maturity date as specified in the applicable Refinancing Facility Amendment and (iii) with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Facility Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.
“MFN Protection” has the meaning assigned to such term in Section 2.19(b).
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earnout, but excluding any reasonable interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum, without duplication, of (i) all bona fide fees and out-of-pocket expenses paid in connection with such event by Parent and its Restricted Subsidiaries to Persons other than Parent or any Restricted Subsidiary, (ii) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by Parent and its Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans and Indebtedness secured by Liens on a pari passu basis with or on a junior priority basis to the Obligations) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Parent and the Restricted Subsidiaries, and the amount of any reserves established by Parent and the Restricted Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer), and (iv) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such event. For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.
“Net Working Capital” means, at any date, (a) the consolidated current assets of Parent and its Restricted Subsidiaries as of such date (excluding cash and cash equivalents) minus (b) the consolidated current liabilities of Parent and its Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Notwithstanding the foregoing, any foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any gain or loss resulting from Swap Agreements for currency exchange risk associated with the foregoing or any other currency related risk) will be disregarded for the purposes of calculation of Net Working Capital. Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.
“Note” means a promissory note executed and delivered pursuant to Section 2.09(d).
“Obligations” means, without duplication, all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrower or any of the Guarantors to the Lenders or the Administrative Agent under this Agreement and the Loan Documents (including interest, fees and other amounts which, but for the filing of a petition in bankruptcy with respect to any Obligor, would have accrued on any Obligation, whether or not a claim is allowed against such Obligor for such interest, fees and other amounts in the related bankruptcy proceeding), including any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations. Where an Australian Guarantor would have been liable for Obligations but for its Liquidation or a setoff claimed by it, it will be taken still to be liable.
“Obligors” means, collectively, the Borrower and the Guarantors.
“Order” means an order, writ, judgment, award, injunction, decree, ruling or decision of any Governmental Authority or arbitrator, to the extent the Parent or applicable Restricted Subsidiary has submitted a claim to, or is bound by the decision of, binding arbitration.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the FRBNY as set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate.
“Owned Percentage” means, in the case of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the percentage of Equity Interests therein owned directly or indirectly by the Parent or any Restricted Subsidiary.
“Parent” has the meaning given in the preamble hereto.
“Pari Passu Intercreditor Agreement” shall mean that certain Pari Passu Intercreditor Agreement, dated as of the Effective Date, by and among the Administrative Agent and JPMorgan, as the administrative agent and collateral agent under the Revolving Credit Facility, as it may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Participant” has the meaning set forth in Section 10.04.
“Participant Register” has the meaning set forth in Section 10.04.
“Patent” shall have the meaning assigned to such term in the Security Agreement.
“Patent Security Agreement” means any Patent Security Agreement executed by an Obligor owning registered Patents or applications for Patents in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Effective Date and thereafter.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law or by contract provided such contract does not grant Liens in any property other than such property covered by Liens imposed by operation of law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c) Liens arising in the ordinary course of business associated with workers’ compensation, unemployment insurance and other social security laws or regulations (including, without limitation, pursuant to Section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV));
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) Liens of financial institutions on accounts or deposits maintained therein to the extent arising by operation of law or within the documentation establishing said account to the extent same secure charges, fees and expenses owing or potentially owing to said institution;
(f) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;
(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Restricted Subsidiary; and
(h) an interest that is a Lien by virtue only of the operation of section 12(3) of the Australian PPSA provided that it does not secure the payment or performance of an obligation.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, an EEA Member Country or Switzerland (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the relevant state), in each case, maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and issued by any Lender, any Affiliate of a Lender or any commercial banking institution or corporation rated at least P-1 by Moody’s or A-1 by S&P;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender or any other commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d) fully collateralized repurchase agreements for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s or which hold investments substantially of the type described in clauses (a) through (d) above, and (iii) have portfolio assets of at least $2,000,000,000; and
(f) any Convertible Senior Notes Transaction.
“Permitted Liens” means Liens that the Obligors and their respective Restricted Subsidiaries are permitted to create, incur, assume or permit to exist pursuant to Section 6.02.
“Permitted Ratio Debt” has the meaning assigned to such term in Section 6.01(k).
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, replacement, defeasance, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, defeased, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, replacement, defeasance, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) Indebtedness resulting from such modification, refinancing, refunding, replacement, defeasance, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, replaced, defeased, renewed or extended, (c) except in the case of any such modification, refinancing, refunding, renewal or extension of any Indebtedness permitted under Sections 6.01(o) and (p), immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if the Indebtedness being modified, refinanced, refunded, replaced, defeased, renewed or extended is subordinated in right of payment or lien priority to the Obligations, Indebtedness resulting from such modification, refinancing, refunding, replacement, defeasance, renewal or extension is subordinated in right of payment or lien priority, as applicable, to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, replaced, defeased, renewed or extended and (e) (i) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind) and redemption premium) of Indebtedness resulting from such modification, refinancing, refunding, replacement, defeasance, renewal or extension are not, taken as a whole, materially less favorable to the Obligors or the Lenders than the terms and conditions, taken as a whole, of the Indebtedness being modified, refinanced, refunded, replaced, defeased, renewed or extended, as reasonably determined by the Borrower, or such terms shall be current market terms (as reasonably determined by the Borrower) for such type of Indebtedness and (ii) the primary obligor in respect of, and the Persons (if any) that guarantee, Indebtedness resulting from such modification, refinancing, refunding, replacement, defeasance, renewal or extension are the primary obligor in respect of, and Persons (if any) that guaranteed, respectively, the Indebtedness being modified, refinanced, refunded, replaced, defeased, renewed or extended. A Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prepayment Event” means:
(a) any non-ordinary course sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) (for purposes of this defined term, collectively, “dispositions”) of any asset of Parent or any Restricted Subsidiary, pursuant to Section 6.04(a) or 6.04(i), other than dispositions resulting in aggregate Net Proceeds not exceeding (i) $25,000,000 in the case of any single disposition or series of related dispositions and (ii) $50,000,000 for all such dispositions during any fiscal year of Parent;
(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Parent or any Restricted Subsidiary with a fair market value immediately prior to such event equal to or greater than $25,000,000, excluding any casualty or insured damage which is payable or owed to third parties; or
(c) the incurrence by Parent or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted to be incurred under Section 6.01 (excluding any Refinancing Term Loan Indebtedness incurred pursuant to Section 2.20) or permitted by the Majority Lenders pursuant to Section 10.02.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its Controlling person or any of its Subsidiaries while in possession of the financial statements provided by Borrower under the terms of this Agreement.
“Qualified Equity Interests” means Equity Interests of Parent other than Disqualified Equity Interests.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Refinanced Debt” has the meaning set forth in the definition of “Refinancing Term Loan Indebtedness”.
“Refinancing Effective Date” has the meaning assigned to such term in Section 2.20(a).
“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Obligors, the Administrative Agent and one or more Refinancing Term Lenders establishing commitments in respect of Refinancing Term Loans and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.
“Refinancing Term Lender” means any Person that provides a Refinancing Term Loan.
“Refinancing Term Loan Indebtedness” means Refinancing Term Loans obtained pursuant to a Refinancing Facility Agreement and issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, refinance or replace, in whole or part, existing Loans hereunder (including any successive Refinancing Term Loan Indebtedness) (such existing Loans and successive Refinancing Term Loan Indebtedness, the “Refinanced Debt”); provided that (i) the principal amount (or accreted value, if applicable) of such Refinancing Term Loan Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Refinanced Debt except by an amount equal to the sum of accrued and unpaid interest, accrued fees and premiums (if any) with respect to such Refinanced Debt, any unutilized commitments thereunder and fees and expenses associated with the refinancing of such Refinanced Debt with such Refinancing Term Loan Indebtedness; provided, however, that, as part of the same incurrence or issuance of Indebtedness as such Refinancing Term Loan Indebtedness, the Borrower may incur or issue an additional amount of Indebtedness under Section 6.01 without violating this clause (i) (and, for purposes of clarity, (x) such additional amount of Indebtedness shall not constitute Refinancing Term Loan Indebtedness and (y) such additional amount of Indebtedness shall reduce the applicable basket under Section 6.01, if any, on a dollar-for-dollar basis); (ii) the stated final maturity of such Refinancing Term Loan Indebtedness shall not be earlier than 91 days after the Latest Maturity Date of such Refinanced Debt (except for any such Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness, which such Indebtedness, upon the maturity thereof, automatically converts into Indebtedness that satisfies the requirements set forth in this definition); (iii) such Refinancing Term Loan Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, (x) on the stated final maturity date as permitted pursuant to the preceding clause (ii), (y) upon the occurrence of an event of default, asset sale, event of loss, casualty or condemnation events, excess cash flow (but only if the definitive documentation for such Indebtedness defines “excess cash flow” in a manner that is substantially the same as the definition of “Excess Cash Flow” herein) or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Refinanced Debt and (z) in the case of any such Refinancing Term Loan Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness, upon the incurrence of such refinancing or replacement Indebtedness so long as such refinancing or replacement Indebtedness would have constituted Refinancing Term Loan Indebtedness if originally incurred to refinance such Refinanced Debt) prior to the date that is 91 days after the Latest Maturity Date of such Refinanced Debt in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Term Loan Indebtedness in the form of Refinancing Term Loans shall be permitted so long as the Weighted Average Life to Maturity of such Refinancing Term Loan Indebtedness in the form of Refinancing Term Loans shall be no shorter than 91 days after the Weighted Average Life to Maturity of such Refinanced Debt remaining as of the date of such extension, replacement or refinancing; (iv) such Refinancing Term Loan Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any entity, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Refinanced Debt) an obligor in respect of such Refinanced Debt, and, in each case, shall constitute an obligation of the Borrower or such Subsidiary to the extent of its obligations in respect of such Refinanced Debt; and (v) such Refinancing Term Loan Indebtedness shall contain terms and conditions that are not materially more favorable (when taken as a whole), as determined by the Borrower in good faith, to the investors providing such Refinancing Term Loan Indebtedness than those applicable to the existing Loans (taken as a whole) of the applicable Class being refinanced (other than (A) with respect to pricing, optional prepayments and redemption, (B) covenants or other provisions (i) applicable only to periods after the Latest Maturity Date or (ii) made applicable to the existing Loans and (C) any financial maintenance covenants described in subclause (I) of Section 2.20(a)(iii)), on the date such Refinancing Term Loans are incurred and, in any event, any Refinancing Term Loan will not contain mandatory prepayment provisions that are more favorable to the lenders in respect thereof than the mandatory prepayment provisions applicable to the Initial Term Loans.
“Refinancing Term Loans” means one or more Classes of term loans incurred by the Borrower under this Agreement pursuant to a Refinancing Facility Agreement; provided that such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Loans (including portions of Classes of Loans).
“Register” has the meaning set forth in Section 10.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or, in each case, any successor thereto.
“Repricing Transaction” means the prepayment, replacement or refinancing of all or a portion of the Initial Term Loans concurrently with the incurrence by Parent or any Restricted Subsidiary of any first lien term loans having a lower all-in yield (including, in addition to the applicable coupon, any interest rate “floors”, upfront or similar fees and original issue discount payable to the holders of such Indebtedness (in their capacities as such) than the all-in yield in respect of the Initial Term Loans; provided, that the primary purpose of such prepayment, replacement or refinancing as to reduce the all in yield applicable to the Initial Term Loans. For purposes of this defined term, original issue discount and upfront fees shall be equated to interest based on an assumed four year life to maturity (or, if less, the remaining life to maturity).
“Resolution Authority” means an EEA Resolution Authority, or with respect to any U.K. Financial Institution, a U.K. Resolution Authority.
“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. §9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate, or in any other way address any Hazardous Material in the environment; (ii) prevent the release or threatened release of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent or any Restricted Subsidiary; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests so long as such warrants, options or other rights do not have mandatory repayment or redemption rights.
“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv or any successor thereto.
“Revolving Credit Facility” means that certain revolving credit agreement, as in effect on the Effective Date and as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof (including by reference to the Pari Passu Intercreditor Agreement) and thereof, among the Obligors, certain lenders party thereto and JPMorgan, as the administrative agent and collateral agent.
“S&P” means S&P Global Ratings, a division of S&P Global Inc.
“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions (at the Effective Date, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of The Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or the government of Canada pursuant to, or as described in, any applicable Canadian laws, regulations or orders, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled or 50% or more owned by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or the government of Canada pursuant to, or as described in, any applicable Canadian laws, regulations or orders .
“SARB” means the South African Reserve Bank.
“SARB Approval” means the approval granted by the Financial Surveillance Department of the SARB approving, among other things, the South African Guarantor’s guaranty of the Loan which shall be satisfactory to the Administrative Agent in form and substance.
“Secured Net Leverage Ratio” shall be defined as the ratio of (a)(x) Consolidated Funded Indebtedness as of such date that is secured by a Lien on any assets of Parent and its Restricted Subsidiaries minus (y) Unencumbered Balance Sheet Cash as of such date to (b) Consolidated Adjusted Pro Forma EBITDA for the most recently completed Test Period.
“Secured Parties” means, collectively, the Administrative Agent and the Lenders.
“Security Agreement” means the U.S. Security and Pledge Agreement dated as of the date hereof, among certain of the Obligors and the Administrative Agent, as amended, modified, supplemented or restated from time to time.
“Security Documents” means the Security Agreement, each Addendum, and each other security document, pledge agreement or debenture delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest to secure the Obligations in any property, and all UCC or other financing statements or instruments of perfection required by this Agreement, any security agreement or mortgage to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any property of whatever kind or nature.
“Similar Business” means (1) any business conducted by Parent or any Subsidiary on the Effective Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any Investment), or a reasonable extension, development or expansion of, the businesses that Parent and its Subsidiaries conduct or propose to conduct on the Effective Date.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the FRBNY, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.
“South Africa” means the Republic of South Africa.
“Specified ECF Percentage” means, with respect to any fiscal year of Parent, (a) if the Total Net Leverage Ratio as of the last day of such fiscal year is greater than 2.15 to 1.00, 50%, (b) if the Total Net Leverage Ratio as of the last day of such fiscal year is greater than 1.65 to 1.00 but less than or equal to 2.15 to 1.00, 25%, and (c) if the Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 1.65 to 1.00, 0%.
“Specified Jurisdictions” means the United States and any state or territory thereof, the United Kingdom, Canada and any province or territory thereof, Australia and any state or territory thereof, Germany and South Africa.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” means any Indebtedness that is expressly subordinated in right of payment to the Obligations (it being understood that, for the purposes of this definition of Subordinated Indebtedness, Indebtedness will not be deemed subordinated in right of payment to the Obligations solely because it is secured by a Lien on an asset that is junior in priority to any other Lien on such asset).
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (whether directly or indirectly). Unless otherwise indicated, “Subsidiary” means a Subsidiary of the Parent.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent and its Subsidiaries shall be a Swap Agreement.
“Swap Termination Value” means, in respect of one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
“Tax Credit” means a credit against, relief or remission for, or refund or repayment of any Tax.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Parent ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01; provided that prior to the first date financial statements have been delivered pursuant to Section 5.01, the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended March 31, 2020.

“Total Net Leverage Ratio” means, as of the date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date minus Unencumbered Balance Sheet Cash as of such date to (b) Consolidated Adjusted Pro Forma EBITDA for the most recently completed Test Period.
“Trademarks” shall have the meaning assigned to such term in the Security Agreement.
“Trademark Security Agreement” means any Trademark Security Agreement executed by an Obligor owning registered Trademarks or applications for Tradmearks in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Effective Date and thereafter.
“Transactions” means the (i) execution, delivery and performance by the Obligors of this Agreement and the other Loan Documents, (ii) execution, delivery and performance by the Obligors of that certain third amendment, dated as of the date hereof, to the Revolving Credit Facility, and (iii) the borrowing of Initial Term Loans on the Effective Date and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“U.K.” and “United Kingdom” each means the United Kingdom of Great Britain and Northern Ireland.
“U.K. Financial Institution” means any BRRD undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling with IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates or such credit institutions or investment firms.
“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than 1.00%, the Unadjusted Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement.
“Unencumbered Balance Sheet Cash” means, as of any date of determination, the balance of unencumbered balance sheet cash of the Obligors on such date, excluding (a) any vault cash or cash for use in ATM Equipment and (b) any cash equal to the value of the outstanding Convertible Senior Notes prior to maturity thereof; provided that, for purposes of calculating the Total Net Leverage Ratio, the exclusion in foregoing clause (b) shall not apply.
“Unrestricted Subsidiary” means (a) any Subsidiary that at the time of determination shall have been designated as an Unrestricted Subsidiary by the Parent in the manner provided below (and shall not have been subsequently designated or deemed to have been designated as a Restricted Subsidiary) and (b) any Subsidiary of an Unrestricted Subsidiary. Parent may from time to time designate any Subsidiary (other than the Borrower or any Subsidiary that, immediately after such designation, shall hold any Indebtedness or Equity Interest in the Borrower or any Restricted Subsidiary) as an Unrestricted Subsidiary, and may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the fair market value of the Equity Interests of the designated Subsidiary and any of its Subsidiaries that are owned by Parent or any Restricted Subsidiary, immediately prior to such designation), and such Investment must be permitted under Section 6.05, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it or any of its Subsidiaries is a “Restricted Subsidiary” for the purpose of (x) the Revolving Credit Facility or (y) any other Material Indebtedness, (iv) following the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the

Borrower shall comply with the provisions of Sections 5.09 and 5.15, if applicable, with respect to such designated Restricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Parent in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Parent’s Investment in such Subsidiary. Any designation by the Parent pursuant to this definition shall be made in an officer’s certificate delivered to the Administrative Agent and containing a certification that such designation is in compliance with the terms of this definition. As of the Effective Date, there are no Unrestricted Subsidiaries.
“U.S. Guarantor” shall mean any Guarantor organized under the laws of the United States, any state thereof or the District of Columbia.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(g)(ii)(B)(iii).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than directors’ qualifying shares mandated by applicable law), on a fully diluted basis, are owned by the Parent or one or more of the Wholly-Owned Subsidiaries or by the Parent and one or more of the Wholly-Owned Subsidiaries.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Obligor, the Administrative Agent and any other applicable withholding agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of liability of any U.K. Financial Institution or any contract of instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section ii.Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Term Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Initial Term Loan Borrowing”).

Section iii.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section iv.Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. References to quarters and months with respect to compliance with financial covenants and financial reporting obligations of the Parent shall be fiscal quarters and fiscal months, except where otherwise indicated.
Section v.[Reserved].
Section vi.[Reserved].
Section vii.LCT Election.
(1)Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (i) calculating any applicable ratio and the components of each such ratio in connection with the incurrence of Indebtedness, the making of an Investment, the making of a Restricted Payment or the prepayment of Indebtedness, (ii) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, (iii) determining compliance with any provision of this Agreement which requires compliance with any representation or warranties set forth herein or (iv) determining the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the making of an Investment, the making of a Restricted Payment or the prepayment of Indebtedness, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Parent (the Parent’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (i), (ii), (iii) and (iv) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction are entered into (the “LCT Test Date”).
(2)Upon the making of an LCT Election pursuant to the terms hereof, the Parent shall give written notice thereof to the Administrative Agent.
(3)If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness, and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent four quarters ending prior to the LCT Test Date for which financial statements have been (or are required to be) delivered pursuant to Section 5.01(a) or (b), as applicable, the Parent could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless an Event of Default pursuant to Section 7.01(a), (h) or (i) shall be continuing on the date such Limited Condition Transaction is consummated.
(4)(i) If, following the LCT Test Date, any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio or other provisions at or prior to the consummation of the relevant Limited Condition Transactions, such ratios and other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction, unless, other than if an Event of Default pursuant to Section 7.01(a), (h) or (i) shall be continuing on such date, the Parent elects, in its sole discretion, to test such ratios and compliance with such conditions on the date such Limited Condition Transaction is consummated.
(5)If the Parent has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket availability or compliance with any other provision hereunder on or following the relevant LCT Test Date and prior to the earliest of the date on which such Limited Condition Transaction is consummated, the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction or the date the Parent makes an election pursuant to clause (d)(ii) above, any such ratio, basket or compliance with any other provision hereunder shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, and the use of proceeds thereof) had been consummated on the LCT Test Date.
Section viii.Interest Rates; LIBOR Notification. The interest rate on Eurocurrency Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.13(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.13(e), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.13(c), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.13(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
Section ix.Divisions. For all purposes under the Loan Documents, in connection with any Division, (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new

Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II.
The Credits
Section i.Commitments. Subject to the terms and conditions herein, each Lender severally agrees to make to the Borrower on the Effective Date one or more Initial Term Loans denominated in Dollars in an aggregate principal amount equal to such Lender’s Initial Term Loan Commitment on the Effective Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. The Initial Term Loans may be ABR Loans or Eurocurrency Rate Loans, as further provided herein.
Section ii.Loans and Borrowings.
(1)Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(2)Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith. Each Lender may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(3)At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Eurocurrency Borrowing. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not be more than a total of 2 Eurocurrency Borrowings in the aggregate at any time outstanding.
(4)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section iii.Requests for Borrowings. To request a Loan, the Borrower shall provide notice of such request by delivery of a written Borrowing Request signed by the Borrower (a) in the case of a Eurocurrency Borrowing in Dollars, to the Administrative Agent not later than 12:00 p.m., Houston, Texas time, three (3) Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, to the Administrative Agent not later than 12:00 p.m., Houston, Texas time, on the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:
(a)the Class of Loans requested;
(b)the aggregate amount of the requested Borrowing;
(c)the date of such Borrowing, which shall be a Business Day;
(d)whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(e)in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f)the location and number of the Borrower’s account to which funds are to be disbursed.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section iv.[Reserved].
Section v.[Reserved].
Section vi.Funding of Borrowings.
(1)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to such account or accounts of the Borrower designated by it in the applicable Borrowing Request.
(2)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any ABR Borrowing for which notice of such Borrowing has been given by the Borrower on the proposed date of such Borrowing in accordance with Section 2.03, prior to 1:00 p.m., Houston, Texas time, on such date) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the FRBNY Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
Section vii.Interest Elections.
(1)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(2)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by delivering a written Interest Election Request signed by the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(3)Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(a)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(b)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(c)whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(d)if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(4)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(5)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Parent, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing, and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to a Eurocurrency Borrowing of 1 month duration at the end of the Interest Period applicable thereto.
Section viii.Termination and Reduction of Commitments.
(1)Unless previously terminated, each of the Initial Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date.
(2)The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.
(3)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Parent pursuant to this Section shall be irrevocable (but may be conditioned on the occurrence of another transaction). Any termination or reduction of any Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments.
Section ix.Repayment of Loans; Evidence of Debt; Amortization. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in clause (e) below.

(1)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(2)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(3)The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement, and provided further, that to the extent there is any inconsistency between the accounts maintained pursuant to paragraph (a) or (b) of this Section and the entries in the Register maintained by the Administrative Agent pursuant to Section 10.04(b)(iv), the entries in the Register shall prevail.
(4)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein.
(5) Subject to adjustment pursuant to paragraph (iii) of this Section 2.09(e), commencing on the last day of the fiscal quarter ending September 30, 2020, the Borrower hereby unconditionally promises to repay the Initial Term Loans to the Administrative Agent for the account of each applicable Lender (A) on the last Business Day of each March, June, September and December prior to the Initial Term Loan Maturity Date, in each case in an amount equal to 0.25% of the original principal amount of the Initial Term Loans, and (B) on the Initial Term Loan Maturity Date, the remainder of the principal amount of the Initial Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. Subject to adjustment pursuant to paragraph (iii) of this Section 2.09(e), the Borrower shall repay Incremental Term Loans and Refinancing Term Loans of any Class as provided in the applicable Incremental Facility Amendment or Refinancing Facility Amendment.
(a)To the extent not previously paid, (A) all Initial Term Loans shall be due and payable on the Initial Term Loan Maturity Date and (B) all Incremental Term Loans and Refinancing Term Loans of any Class shall be due and payable on the maturity date set forth in the applicable Incremental Facility Amendment or Refinancing Facility Amendment.
(b)Any prepayment of a Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of the Borrowings of such Class to be made pursuant to this Section as directed in writing by the Borrower; provided that (A) any prepayment of any Class of Incremental Term Loan Borrowings or Refinancing Term Loan Borrowings shall be applied to subsequent scheduled repayments as provided in the applicable Incremental Facility Amendment or Refinancing Facility Amendment, (B) any prepayment of Borrowings of any Class contemplated by Section 2.20 shall be applied to subsequent scheduled repayments as provided in such Section and (C) if any Lender elects to decline a mandatory prepayment of a Borrowing in accordance with Section 2.10, then the portion of such prepayment not so declined shall be applied to reduce the subsequent repayments of such Borrowing to be made pursuant to this Section ratably based on the amount of such scheduled repayments.
(c)Prior to any repayment of any Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the

Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 1:00 p.m., Houston, Texas time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.
Section x.Prepayment of Loans.
(1)The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section.
(2)In the event and on each occasion that any Net Proceeds are received by or on behalf of Parent or any Restricted Subsidiary in respect of any Prepayment Event (including by the Administrative Agent as loss payee in respect of any Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”), the Borrower shall, within ten Business Days after such Net Proceeds are received, prepay Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds (or, if Parent or any Restricted Subsidiary has incurred Indebtedness that is permitted under Section 6.01 that is secured, on an equal and ratable basis with the Loans, by a Lien on the Collateral permitted under Section 6.02, and such Indebtedness is required to be prepaid or redeemed with the net proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, then by such lesser percentage of such Net Proceeds such that such Indebtedness receives no greater than a ratable percentage of such Net Proceeds based upon the aggregate principal amount of the Loans and such Indebtedness then outstanding); provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer to the effect that Parent intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 540 days after receipt of such Net Proceeds in the business of Parent or any Restricted Subsidiary (including to acquire or lease real property, equipment or other tangible assets to be used in the business of Parent or the Restricted Subsidiaries) and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 540-day period (or within a period of 180 days thereafter if by the end of such initial 540-day period Parent or one or more Restricted Subsidiaries shall have entered into an agreement with a third party to purchase assets or services, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied).
(3)Following the end of each fiscal year of Parent, commencing with the fiscal year ending December 31, 2021, the Borrower shall prepay Borrowings in an aggregate amount equal to the Specified ECF Percentage of Excess Cash Flow for such fiscal year; provided that such amount shall be reduced by the aggregate amount of (i) prepayments of Loans made pursuant to paragraph (a) of this Section, (ii) prepayments of loans under the Revolving Credit Facility (but only to the extent accompanied by a permanent reduction of the corresponding commitments under the Revolving Credit Facility), (iii) purchases of Loans by Parent or any Restricted Subsidiary pursuant to Section 10.04(f), (iv) Restricted Payments, Investments and prepayments of Junior Debt (other than Restricted Payments made pursuant to Section 6.07(a) or (j)) in each case, during such fiscal year (and, at Parent’s option (and without deducting such amounts against the subsequent fiscal year’s prepayment computation pursuant to this paragraph (c)), after the end of such fiscal year but prior to the date on which the prepayment pursuant to this paragraph (c) for such fiscal year is required to have been made), excluding any such prepayments, purchases or other payments to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (v) the sum (without duplication) of (x) capital expenditures made in cash during such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed from the proceeds of long-term Indebtedness (other than revolving Indebtedness)) and (y) cash consideration paid during such fiscal year to make acquisitions or other long-term investments (other than cash equivalents) (except to the extent financed from the proceeds of long-term Indebtedness (other than revolving Indebtedness)); provided, further, that, in the case of any Loan that is purchased by Parent or a Restricted Subsidiary pursuant to Section 10.04(f) at a discount to par, the prepayment required pursuant to this paragraph (c) shall be reduced only by the actual amount of cash paid to the applicable Lender or Lenders in connection with such purchase. Each prepayment pursuant to this paragraph shall be made no later than 5 Business Days after the date on which financial statements are delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated.
(4)Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall, subject to the next sentence, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to paragraph (e) of this Section. In the event of any mandatory prepayment of Borrowings made at a time when Borrowings of more than one Class remain outstanding, the Borrower shall select Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Initial Term Loans (and, to the extent provided in the Incremental Facility Amendment or Refinancing Facility Amendment for any Class of Incremental Term Loans or Refinancing Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one Business Day prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans of any Class pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section or in respect of an event described in clause (c) of the definition of “Prepayment Event,” which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay the Loans of any such Class but was so declined shall be retained by the Borrower.
(5)The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., Houston, Texas time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., Houston, Texas time, one Business Day before the date of prepayment. Each such notice shall be irrevocable (but may be conditioned on the occurrence of another transaction) and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
(6)All (i) prepayments of Initial Term Loans pursuant to clause (a) above effected on or prior to the date that is twelve months after the Effective Date with the proceeds of a Repricing Transaction and (ii) amendments, amendments and restatements or other modifications of this Agreement on or prior to the date that is twelve months after the Effective Date, the effect of which is a Repricing Transaction in respect of the Initial Term Loans shall be accompanied by a fee payable to the Lenders holding such Initial Term Loans, in an amount equal to 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of the Initial Term Loans affected by such amendment, amendment and restatement or other modification of this Agreement, in the case of a transaction described in clause (ii) of this paragraph. Notwithstanding the foregoing, this paragraph shall not apply to a prepayment or refinancing of all the Initial Term Loans outstanding under this Agreement in connection with a Change in Control or any prepayment, refinancing or amendment in connection with an acquisition or investment (x) not permitted hereunder or (y) if permitted hereunder, that would not provide Parent and/or its relevant Restricted Subsidiaries with adequate flexibility for the continuation and/or expansion of their combined operations following the consummation thereof;. Such fee shall be paid by the Borrower to the Administrative Agent, for the account of the Lenders of Initial Term Loans, on the date of such prepayment.
(7)In the event that any holder of Indebtedness (other than Indebtedness hereunder) that is permitted to share in the mandatory prepayments under clause (b) or (c) of this Section 2.10 shall have declined all or any portion of such mandatory prepayment with respect to such Indebtedness, such declined amount shall promptly (and, in any event, within 10 Business Days after the date on which such holder has declined such mandatory prepayment) be applied to prepay the Loans in accordance with the terms hereof (to the extent the Net Proceeds or Excess Cash Flow, as applicable, would otherwise have been required to be applied to prepay the Loans if such Indebtedness was not then outstanding).
Section xi.Fees.
(1)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(2)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid hereunder shall not be refundable under any circumstances.
Section xii.Interest.
(1)The Loans comprising each ABR Revolving Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(2)The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(3)[Reserved].
(4)[Reserved].
(5)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, such overdue amount shall bear interest at the Default Rate.
(6)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(7)All interest hereunder shall be paid in Dollars and computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, in each case, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(8)For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days (or such other period that is less than a calendar year), as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days (or such other period that is less than a calendar year), as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365 (or such other period that is less than a calendar year), as the case may be, (ii) the principle of deemed reinvest of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
Section xiii.Alternate Rate of Interest.
(1)[Reserved].

(2)If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class:
(a)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b)the Administrative Agent is advised by the Majority Lenders in respect of any Class of Loans that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Parent and the Lenders of such Class by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurocurrency Borrowing shall be ineffective, (B) any affected Eurocurrency Borrowing that is requested to be continued shall be continued as an ABR Borrowing and (C) any Borrowing Request for an affected Eurocurrency Borrowing shall be deemed a request for an ABR Borrowing.
(3)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Majority Lenders of each Class; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders of each Class have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.
(4)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(5)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.13.
(6)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section xiv.Increased Costs.
(1)Increased Costs Generally. If any Change in Law shall:
(a)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);
(b)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Parent will pay, or will cause to be paid, to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(2)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Parent will pay, or will cause to be paid, to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(3)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Parent and shall be conclusive absent manifest error. The Parent shall pay, or shall cause to be paid, to such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(4)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Parent shall not be required to compensate, or cause to be compensated, a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Parent of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof); provided further that no Lender shall seek compensation from the Parent unless such Lender is actively seeking compensation from other similarly situated borrowers as well.
Section xv.Break Funding Payments. In the event of (a) the payment by an Obligor of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent pursuant to Section 2.18, then, in any such event, the Parent shall compensate, or cause to be compensated, each Lender for the loss, cost and expense attributable to such event (but excluding any anticipated lost profits). Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the interbank market for Dollars. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Parent and shall be conclusive absent manifest error. The Parent shall pay, or shall cause to be paid, to such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
Section xvi.Taxes.
(1)Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.
(2)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the applicable Obligor shall pay an additional amount so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(3)Payment of Other Taxes by the Obligors. The applicable Obligor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(4)Indemnification by the Obligors. Each Obligor shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient with respect to a payment by such Obligor, or required to be withheld or deducted from a payment by such Obligor to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding the preceding sentence, the Obligors shall not be required to indemnify a Recipient pursuant to this Section 2.16(d) for any Indemnified Taxes unless such Recipient (or the Administrative Agent on such Recipient’s behalf) notifies the Parent of the indemnification claim for such Indemnified Taxes no later than 180 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes to the relevant Governmental Authority (except that, if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof). A certificate as to the amount of such payment or liability delivered to the Parent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. No Obligor shall be required to indemnify any Person under this Section 2.16(d) in respect of any Indemnified Taxes for which the applicable Recipient has already been compensated by way of an increased payment under Section 2.16(b).

(5)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(6)Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 2.16, such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(7)Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall notify the Parent and the Administrative Agent of such exemption or reduction and shall deliver to the Parent and the Administrative Agent, at the time or times reasonably requested by the Parent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent or the Administrative Agent as will enable the Parent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation required to be provided by a Lender in accordance with Section 2.16(h) or such other documentation set forth in Section 2.16(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(a)Without limiting the generality of the foregoing,
(i)any Lender that is a U.S. Person shall deliver to the Parent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.16-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or
(4)to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16-2 or Exhibit 2.16-3, IRS Form W9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16-4 on behalf of each such direct and indirect partner;
(iii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent or the Administrative Agent to determine the withholding or deduction required to be made; and
(iv)if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Parent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent or the Administrative Agent as may be necessary for the Parent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(v)Each Lender authorizes the Administrative Agent to deliver to the Obligors and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.16(g).
(b)each Lender shall, at the Effective Date or, if it becomes a party to this Agreement after the Effective Date, in the Assignment and Assumption or other documentation contemplated hereby, which it executes on becoming a party, indicate which of the following categories it falls in:
(i)not a German Qualifying Lender;

(ii)a German Qualifying Lender (other than a German Treaty Lender); or
(iii)a German Treaty Lender.
If a Lender fails to indicate its status in accordance with this Section 2.16(g)(iii), then such Lender shall be treated for the purposes of this Agreement as if it is not a German Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Parent). For the avoidance of doubt, an Assignment and Assumption or such other documentation shall not be invalidated by any failure of a Lender to comply with this Section 2.16(g)(iii).
Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 2.16(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent and the Administrative Agent in writing of its legal inability to do so.
(8)[Reserved].
(9)Additional German Tax Matters.
(a)A Lender and each Obligor established in Germany which makes a payment to which that Lender is entitled shall cooperate in completing or assisting with the completion of any procedural formalities necessary for that Obligor to obtain authorization to make that payment without a German Tax deduction and maintain that authorization where an authorization expires or otherwise ceases to have effect, provided that such Obligor is legally eligible for that authorization. If an Obligor is required to make a German Tax deduction, such Obligor shall make that deduction and any payment required in connection with that deduction within the time allowed and in the minimum amount required by law.
(b)Within thirty (30) Business Days of making either a German Tax deduction or any payment required in connection with such deduction, the relevant Obligor making such deduction shall deliver to the Administrative Agent for the benefit of the Lender entitled to the payment evidence reasonably satisfactory to such Lender that the deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(c)If an Obligor established in Germany makes a payment under Section 2.16(d) and the relevant Lender determines, acting reasonably and in good faith, that it has obtained and utilized a Tax Credit or other similar benefit which is attributable to that payment (or an increased payment of which that payment forms part), such Lender shall pay to the relevant Obligor such amount as such Lender determines, acting reasonably and in good faith, will leave such Lender (after such payment) in the same after-Tax position as it would have been in if the relevant payment had not been made by such Obligor.
(10)Administrative Agent Documentation. On or before the Effective Date, JPMorgan shall (and any successor or replacement Administrative Agent shall on or before the date on which it becomes the Administrative Agent hereunder) deliver to the Borrower two duly executed copies of either (i) IRS Form W-9 or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA; provided that no Administrative Agent shall be required to provide any documentation pursuant to this Section 2.16(j) that such Administrative Agent is not legally eligible to provide as a result of a Change in Law after the date of this Agreement.
(11)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a Tax Credit as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such Tax Credit (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such Tax Credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (k) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such Tax Credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (k), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (k) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such Tax Credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(12)Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section xvii.Payments; Generally; Pro Rata Treatment; Sharing of Set-offs.
(1)The Borrower shall make each payment required to be made by it hereunder on Loans made to or on account of the Borrower prior to 2:00 p.m., Houston, Texas time, on the date when due in Dollars, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All payments shall be made to the Administrative Agent at its offices at 712 Main Street, Houston, Texas, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
(2)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(3)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Parent or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(4)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the FRBNY Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(5)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.17(d) or 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
Section xviii.Mitigation Obligations; Replacement of Lenders.
(1)If any Lender requests compensation under Section 2.14, or if any Obligor is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Parent shall pay, or cause to be paid, all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(2)If any Lender requests compensation under Section 2.14, or if any Obligor is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or any Lender suspends its obligation to fund Eurocurrency Loans pursuant to Section 2.13, or any Lender refuses to consent to an amendment, modification or waiver of this Agreement that requires consent of 100% of the Lenders (or all affected Lenders) pursuant to Section 10.02, or if any Lender delivers a notice of illegality pursuant to Section 2.21, then the Parent may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Parent shall have received the prior written consent of the Administrative Agent to the extent such consent would be required for an assignment pursuant to Section 10.04(b), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment is expected to result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply.

Section xix.Incremental Extensions of Credit.
(1)At any time and from time to time, commencing on the Effective Date and ending on the Latest Maturity Date, subject to the terms and conditions set forth herein, the Borrower may, by notice (which may be included in the Incremental Facility Amendment) to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add one or more additional tranches of term loans or increase any existing tranche of Loans (the “Incremental Term Loans” or “Incremental Facilities”) in an aggregate principal amount of up to (x) the greater of (A) $300,000,000 and (B) 100% of Consolidated Adjusted Pro Forma EBITDA for the most recently ended Test Period (less any incremental facilities incurred under clause (x) of the definition of “Incremental Facilities Cap” in the Revolving Credit Facility) plus (y) an additional amount if, immediately after giving effect to the incurrence of such additional amount (but without giving effect to any amount incurred simultaneously under clause (x) above or (z) below) and the application of the proceeds therefrom (and without netting the cash proceeds therefrom), (A) in the case of Incremental Facilities that rank pari passu with the Liens on the Collateral securing the Loans, the First Lien Net Leverage Ratio (calculated on a pro forma basis) is equal to or less than 1.40 to 1.00, (B) in the case of Incremental Facilities that rank junior to the Liens on the Collateral securing the Loans, the Secured Net Leverage Ratio (calculated on a pro forma basis) is equal to or less than 1.65 to 1.00 and (C) in the case of Incremental Facilities that are unsecured, the Total Net Leverage Ratio (calculated on a pro forma basis) is equal to or less than 4.25 to 1.00, plus (z) (A) an additional amount equal to voluntary prepayments or purchases of Loans pursuant to Sections 2.10(a) or 10.04(f) and (B) in the case of an Incremental Facility that serves to effectively extend the maturity of all or a portion of any Class of Loans hereunder, an amount equal to the aggregate principal amount of Loans to be replaced with such Incremental Facility (clauses (x), (y) and (z), collectively, the “Incremental Facilities Cap”); provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Event of Default (subject, in the case of such increase that are being used to finance a Limited Condition Transaction, to Section 1.07) has occurred and is continuing or shall result therefrom (provided that in the event the proceeds of any Incremental Facility are used to finance any acquisition or Investment permitted hereunder, such condition precedent set forth in this clause (A) may be waived or limited as agreed between the Borrower and the Lenders providing such Incremental Facility, without the consent of any other Lenders) and (B) subject, in the case of such increase that are being used to finance a Limited Condition Transaction, to Section 1.07, the representations and warranties of each Obligor set forth in the Loan Documents would be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the date of, and immediately after giving effect to, the incurrence of such Incremental Facility (provided that in the event the proceeds of any Incremental Facility are used to finance any acquisition or Investment permitted hereunder, such condition precedent set forth in this clause (B) may be limited to (x) customary specified representations and warranties with respect to Parent and its Restricted Subsidiaries and (y) customary specified acquisition agreement representations with respect to the Person to be acquired). Each Class of Incremental Term Loans shall be in an integral multiple of $5,000,000 and be in an aggregate principal amount which is not less than $25,000,000; provided that such amount may be less than $25,000,000 if such amount represents all the remaining availability under the Incremental Facilities Cap.
(2)Each Incremental Facility (i) shall have the same Obligors as the Initial Term Loans and shall not be secured by any assets other than the Collateral and (ii) other than amortization, pricing and maturity date, shall be on terms that are identical to the terms with respect to the Initial Term Loans (provided that to the extent such terms are not consistent with the terms applicable to the Initial Term Loans except to the extent permitted by this clause (b), such terms shall be reasonably satisfactory to the Administrative Agent) and shall be made on conditions determined by the Borrower and the Lenders providing such Incremental Facility (provided that (A) solely in the case of Incremental Term Loans that are secured by the Collateral on a pari passu basis with the Obligations, if the effective yield relating to such Incremental Term Loan exceeds the effective yield relating to any of the Loans then outstanding (after giving effect to any amendments to the applicable margin on such Loans prior to the time that such Incremental Term Loans are made) immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.75%, then the Applicable Margin relating to such Loans shall be adjusted so that the effective yield relating to such Incremental Term Loans shall not exceed the effective yield relating to such Loans by more than 0.75% (such adjustment, the “MFN Protection”); provided that (x) the requirements of this clause (A) shall not apply to any Incremental Facility (1) the effective date of which is more than 12 months after the Effective Date, (2) that is denominated in a currency other than Dollars, (3) that matures, or has a Weighted Average Life to

Maturity which is, more than 12 months after the Latest Maturity Date or (4) that is in a principal amount equal to or less than $100,000,000 and (y) if the Adjusted LIBO Rate in respect of any then outstanding Loans or Incremental Term Loans includes an interest rate “floor”, then such interest rate “floor”, to the extent greater than the Adjusted LIBO Rate (in each case, assuming a three-month Interest Period and without giving effect to any interest rate “floor” set forth in the definition thereof) immediately prior to the effectiveness of the applicable Incremental Facility Amendment, shall be equated to interest margin (calculated by the Administrative Agent in accordance with its customary practice) for purposes of determining whether an increase to the Applicable Margin relating to any Loans shall be required, (B) any Incremental Term Loan (other than customary bridge loans (so long as the long-term debt into which such customary bridge loans are to be converted satisfies this clause (B)) shall not have (1) a final maturity date that is earlier than the Latest Maturity Date or (2) a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of any of the Loans then outstanding and (C) one or more additional financial maintenance covenants may be added to this Agreement for the benefit of any Incremental Facility so long as such financial maintenance covenants are for the benefit of all other Lenders in respect of all Loans and Commitments outstanding at the time that the applicable Incremental Facility Amendment becomes effective. Any increase in the interest rate spread required pursuant to this Section resulting from the application of any interest rate “floor” on any Incremental Term Loans will be effected solely through the establishment or increase of a “floor” in respect of the applicable Class of Loans. Notwithstanding the foregoing, any Incremental Term Loans which are an increase to any existing Class of Loans shall be provided on identical terms as the Loans being increased.
(3)Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Facility (such notice may be given in the Incremental Facility Amendment). Any additional bank, financial institution, existing Lender or other Person that elects to extend commitments in respect of any Incremental Facility shall be reasonably satisfactory to the Borrower and the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Obligors, such Additional Lender and the Administrative Agent. No Lender shall be obligated to provide any Incremental Facility unless it so agrees. Commitments in respect of any Incremental Facility shall become Commitments under this Agreement upon the effectiveness of the applicable Incremental Facility Amendment. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement or to any other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section.
Section xx.Refinancing Facilities.
(1)The Borrower may, on one or more occasions, by written notice to the Administrative Agent (which may be included in the Refinancing Facility Agreement), obtain Refinancing Term Loan Indebtedness. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that such Refinancing Term Loan Indebtedness shall be made; provided that:
(a)no Event of Default shall have occurred and be continuing;
(b)substantially concurrently with the incurrence of any Refinancing Term Loan Indebtedness, the Borrower shall repay or prepay then outstanding Borrowings of the applicable Class (together with any accrued but unpaid interest and other amounts due thereon and any prepayment premium with respect thereto) in an aggregate principal amount equal to the Net Proceeds of such Refinancing Term Loan Indebtedness, and any such prepayment of Borrowings of such Class shall be applied to reduce the subsequent scheduled repayments of Borrowings of such Class to be made pursuant to Section 2.09(e) ratably;
(c)such notice shall set forth the following terms thereof: (A) the designation of such Refinancing Term Loans as a new “Class” for all purposes hereof, (B) the stated termination and maturity dates applicable to the Refinancing Term Loans of such Class provided the stated termination date or maturity date shall be no earlier than the Class of Loans subject to such refinancing, (C) amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans provided that the Weighted Average Life to Maturity shall be no shorter than the Class of Loans subject to such refinancing, (D) the interest rate or rates applicable to the Refinancing Term Loans of such Class, (E) the fees applicable to the Refinancing Term Loans of such Class, (F) any original issue discount applicable thereto, (G) the initial Interest Period or Interest Periods applicable to Refinancing Term Loans of such Class, (H) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Term Loans of such Class (which prepayment requirements may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any Class of existing Loans, but may not provide for prepayment requirements that are materially more favorable (as determined by the Borrower in good faith) to the Lenders holding such Refinancing Term Loans than to the Lenders holding such Class of Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Term Loans of such Class (I) any financial maintenance covenant with which the Borrower shall be required to comply (provided that any such financial maintenance covenant for the benefit of any Class of Refinancing Term Lenders shall also be for the benefit of all other Lenders in respect of all Loans outstanding at the time that the applicable Refinancing Facility Agreement becomes effective) and (J) all other terms and conditions of such Refinancing Term Loans; provided such terms and conditions shall not be more favorable to the Refinancing Term Lenders than the terms of the Class of Loans subject to refinancing unless such more favorable terms are added for the benefit of such refinanced debt or such more favorable terms and conditions apply only after the Latest Maturity Date (except for covenants or other provisions that are (A) applicable only to periods after the Latest Maturity Date, or (B) made applicable to the Loans).
(2)Any Lender approached by the Borrower to provide all or a portion of the Refinancing Term Loan Indebtedness may elect or decline, in its sole discretion, to provide any Refinancing Term Loan Indebtedness.
(3)Any additional bank, financial institution or other Person that is a Lender in respect of any Refinancing Term Loans shall be reasonably satisfactory to the Borrower and the Administrative Agent and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Obligors, such Lender and the Administrative Agent.
(4)Any Refinancing Term Loans shall be established pursuant to a Refinancing Facility Agreement executed and delivered by the Obligors, each Refinancing Term Lender providing such Refinancing Term Loans and the Administrative Agent, which shall be consistent with the provisions set forth in clause (a) above (but which shall not require the consent of any other Lender). Each Refinancing Facility Agreement shall be binding on the Lenders, the Obligors and the other parties hereto and may effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect provisions of this Section, including any amendments necessary to treat such Refinancing Term Loans as a new “Class” of loans hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.
(5)It is hereby acknowledged that the Refinancing Term Loans shall (x) not be secured by any assets other than the Collateral, (y) not be guaranteed by any entities that are not Obligors and (z) be pari passu in right of payment and in respect of Liens on Collateral with the Indebtedness being refinanced.
Section xxi.Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loan, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings into Eurocurrency Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (and each Lender agrees to give such notification promptly after such circumstance no longer exist). Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), with respect to Eurocurrency Loans of such Lender, convert all such Eurocurrency Loans of such Lender to

ABR Loans, on the last of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay to the applicable Lender accrued interest on the amount of the applicable Loans so prepaid or converted.
Section xxii.Judgment Currency. If, for the purposes of obtaining a judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document from one currency into another currency, the rate of exchange used for such conversion shall be the rate of exchange at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the date on which final judgment is given. The obligation of each Obligor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the next Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender from any Obligor in the Agreement Currency, such Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Obligor (or to any other Person who may be entitled thereto under applicable Law).
ARTICLE III.
Representations and Warranties
The Parent, for itself and for each Restricted Subsidiary, and each Guarantor, for itself, represent and warrant to the Lenders that:
Section i.Organization. Each of the Parent and the Restricted Subsidiaries on the date this representation is made or deemed to be made (a) to the extent applicable, is (x) duly organized and validly existing and (y) in good standing under the Laws of the jurisdiction of its organization, (b) has the requisite power and authority to conduct its business in each jurisdiction as it is presently being conducted, and (c) to the extent applicable, is duly qualified or licensed to conduct business and is in good standing in each such jurisdiction, except, in the case of clauses (a)(y) and (c), as would not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, there are no jurisdictions in which the Parent’s or any Restricted Subsidiary’s failure to be qualified or be in good standing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, no proceeding to dissolve any Obligor is pending or, to the Parent’s knowledge, threatened.
Section ii.Authority Relative to this Agreement. Each of the Obligors has the power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform its obligations hereunder and thereunder. The Transactions have been duly authorized by all necessary corporate, trust, partnership or limited liability company action on the part of each Obligor that is a party thereto, including any SARB Approval. This Agreement and the other Loan Documents have been duly and validly executed and delivered by each Obligor party thereto and constitute the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, business rescue, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).
Section iii.No Violation. The Transactions will not:

(1)result in a breach of the articles or certificate of incorporation, bylaws, partnership agreement, trust deed or limited liability company agreement of the Parent or any Restricted Subsidiary or any resolution currently in effect adopted by the Board of Directors, shareholders, beneficiaries, partners, members or managers of the Parent or any Restricted Subsidiary;
(2)result in the imposition of any Lien on any of the Equity Interests of the Parent or any Restricted Subsidiary or any of their respective assets other than the Liens created under the Loan Documents;
(3)result in, or constitute an event that, with the passage of time or giving of notice or both, would be, a breach, violation or default (or give rise to any right of termination, cancellation, prepayment or acceleration) under (i) any agreement evidencing Indebtedness or any other material agreement to which the Parent or any Restricted Subsidiary is a party or by which its properties or assets may be bound or (ii) any Governmental Approval held by, or relating to the business of, the Parent or any Restricted Subsidiary, in the case of clauses (i) and (ii), that could reasonably be expected to have a Material Adverse Effect;
(4)require the Parent or any Restricted Subsidiary to obtain any consent, waiver, approval, exemption, authorization or other action of, or make any filing with or give any notice to, any Person except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or assign Liens or security interest created under the Loan Documents, (iii) filings required under applicable securities Laws, (iv) such as are required regardless of whether this Agreement is entered into by the Parent or any Restricted Subsidiary, or (v) those which, if not made or obtained, could not reasonably be expected to have a Material Adverse Effect; or
(5)violate any Law or Order applicable to the Parent or any Restricted Subsidiary or by which their respective properties or assets may be bound that could reasonably be expected to have a Material Adverse Effect.
Section iv.Financial Statements. The Parent has previously furnished to the Administrative Agent the audited consolidated balance sheets of the Parent and its Subsidiaries as of December 31, 2019, and the related consolidated statements of operation, cash flows and changes in shareholders’ equity for the fiscal year then ended, the notes accompanying such financial statements, and the report of KPMG LLP. Such financial statements fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of their respective dates and the results of operations and cash flows of the Parent and its Subsidiaries for the periods ended on such dates in accordance with GAAP for the periods covered thereby, subject, in the case of interim financial statements, to normal year-end adjustments, reclassifications and absence of footnotes. Since December 31, 2019, there has been no change that could reasonably be expected to have a Material Adverse Effect; provided that the impacts of COVID-19 on the business, assets, operations, properties or financial condition of the Parent or any of its Restricted Subsidiaries that occurred and were disclosed in writing to the Lenders or in the Parent’s public filings with the SEC, in each case, prior to the Effective Date will be disregarded on the Effective Date.
Section v.Reserved.
Section vi.Litigation. Except as disclosed to the Administrative Agent and each Lender in accordance with Section 5.02(c), the Parent’s most recent form 10-K and form 10-Q filed with the SEC describe each action, suit or proceeding pending before any Governmental Authority or arbitration panel, or to the knowledge of the Parent or any Restricted Subsidiary, threatened in writing, (a) involving the Transactions, or (b) against the Parent or any Restricted Subsidiary regarding the business or assets owned or used by the Parent or any Restricted Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section vii.Compliance with Law. Each of the Parent and the Restricted Subsidiaries is in compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and, as of the Effective Date, neither the Parent nor any Restricted Subsidiary has received any notice of, nor does any of them have knowledge of, the assertion by any Governmental Authority or other Person of any such violation.

Section viii.Properties. Each of the Parent and the Restricted Subsidiaries owns (with good and defensible title in the case of real property, subject only to the matters permitted by the following sentence), or have valid leasehold interests in, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) material to its business, except (i) for minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or (ii) where the failure to have such title would not reasonably be expected to result in Material Adverse Effect. All such properties and assets are free and clear of all Liens except Permitted Liens and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature which would materially interfere with an Obligor’s ability to conduct its business as currently conducted. The properties of the Parent and the Restricted Subsidiaries, taken as a whole, as to tangible, personal property, are in good operating order, condition and repair (ordinary wear and tear and casualty and condemnation excepted).
Section ix.Intellectual Property.
(1)As of the Effective Date, none of the patents, patent applications, trademarks (whether registered or not), trademark applications, trade names, service marks, and copyrights owned by the Parent or any Restricted Subsidiary (the “Intellectual Property”) has been declared invalid or is the subject of a pending or, to the knowledge of the Parent or any Restricted Subsidiary, threatened action for cancellation or a declaration of invalidity, and there is no pending judicial proceeding involving any claim, and neither the Parent nor any Restricted Subsidiary has received any written notice or claim of any infringement, misuse or misappropriation by the Parent or any Restricted Subsidiary of any patent, trademark, trade name, copyright or similar intellectual property right owned by any third party, in each case, that could reasonably be expected to have a Material Adverse Effect, except as described in Schedule 3.09.
(2)To the knowledge of the Parent and the Restricted Subsidiaries, the conduct by the Parent and the Restricted Subsidiaries of their respective businesses as presently conducted does not conflict with, infringe on, or otherwise violate any copyright, trade secret, or patent rights of any Person except where such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect.
Section x.Taxes. The Parent and the Restricted Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other Taxes imposed upon them or their properties, income or assets otherwise due and payable, except (a) where the failure to file such tax returns or pay such Taxes could not be reasonably expected to have a Material Adverse Effect or (b) to the extent such Taxes are being actively contested by the Parent or any Restricted Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
Section xi.Environmental Compliance.
(1)Neither the Parent nor any Restricted Subsidiary is in violation of any Environmental Law or is subject to any Environmental Liability, except to the extent such violation or such liability, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
(2)neither the Parent nor any Restricted Subsidiary has received any written notice of any claim with respect to any Environmental Liability which claims are currently outstanding or know of any basis for any Environmental Liability, except to the extent such liability, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
(3)neither the Parent nor any Restricted Subsidiary has arranged for the disposal of Hazardous Material at a site listed for investigation or clean-up by any Governmental Authority or in violation of any Environmental Law except to the extent such disposal, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(4)there is no proceeding pending against the Parent or any Restricted Subsidiary by any Governmental Authority with respect to the presence of any Hazardous Material on or release of any Hazardous Material from any real property owned or operated at any time by the Parent or any Restricted Subsidiary or otherwise used in connection with their respective businesses, except to the extent that if such proceeding were determined adversely to the Parent or any Restricted Subsidiary, such determination, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
(5)neither the Parent nor any Restricted Subsidiary has knowledge that any Hazardous Material has been or is currently being generated, processed, stored or released (or is subject to a threatened release) from, on or under any real property owned or operated by the Parent or any Restricted Subsidiary, or otherwise used in connection with their respective businesses in a quantity or concentration that would require remedial action under any Environmental Law if reported to or discovered by the relevant Governmental Authority except to the extent such remedial action, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and
(6)to the knowledge of the Parent and the Restricted Subsidiaries, there is no underground storage tank located at any real property owned or operated by the Parent or any Restricted Subsidiary, except to the extent that the presence of such tank, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section xii.Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Parent or any Restricted Subsidiary pending or, to the knowledge of the Parent or any Restricted Subsidiary, threatened. The hours worked by and payments made to employees of the Parent and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters except to the extent such violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All payments due from the Parent or any Restricted Subsidiary, or for which any claim may be made against any of them, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent or any Restricted Subsidiary except to the extent that the nonpayment of such, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions to occur on the Effective Date and the borrowing of Loans and the use of proceeds thereof will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent or any Restricted Subsidiary is bound.
Section xiii.Investment Company Status. Neither the Parent nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section xiv.Insurance. Insurance maintained in accordance with Section 5.05 is in full force and effect.
Section xv.Solvency. Immediately after the consummation of the Transactions and the incurrence of the Indebtedness to occur on the Effective Date, (a) the fair value of the assets of the Parent and the Restricted Subsidiaries on a going concern basis and on a consolidated basis, is greater than the total amount of debts and other liabilities of the Parent and the Restricted Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of the Parent and the Restricted Subsidiaries on a going concern basis and on a consolidated basis is not less than the amount that could reasonably be expected to be required to pay the probable liability of their debts and other liabilities, on a consolidated basis, as they become absolute and matured; (c) the Parent and the Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities as they become absolute and mature; and (d) the Parent and the Restricted Subsidiaries are not engaged in, and are not about to be engaged in, business or a transaction for which the Parent’s and the Restricted Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital. For purposes of this Section 3.15, (a) “fair value” shall mean the amount at which the assets of an entity would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having knowledge of the relevant facts, neither being under any compulsion to act, with equity to both; and (b) “present fair saleable value” shall mean the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount which could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.
Section xvi.ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
Section xvii.Disclosure.
(1)As of the Effective Date, none of the other reports, financial statements, certificates or other information furnished by or on behalf of the Parent and the Restricted Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and forward-looking statements, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(2)As of the Effective Date, to the best knowledge of the Parent, the information included in each Beneficial Ownership Certification provided on or about the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
Section xviii.Margin Stock. No part of any Borrowing shall be used at any time, to purchase or carry margin stock (within the meaning of Regulation U) in violation of Regulation U or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U. Neither the Parent nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock. No part of the proceeds of any Borrowing will be used for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board.
Section xix.Anti-Corruption Laws and Sanctions. The Parent has implemented and maintains in effect policies and procedures designed to promote compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, its Subsidiaries and their respective officers, employees, directors and, to the knowledge of the Parent, its agents (acting in such agent’s capacity as agent for the Obligors), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Parent, any agent of the Parent or any Subsidiary acting in its capacity as agent for the Obligors in connection with the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions. This Section shall not be interpreted or applied in relation to any Obligor, any director, officer, employee or agent, or any Lender to the extent that the representations made pursuant to this Section violate or expose such entity or any director, officer, employee or agent thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) that are applicable to such entity (including EU Regulation (EC) 2271/96) and Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) in connection with the German Foreign Trade Act (Außenwirtschaftsgesetz)).
Section xx.Affected Financial Institution. No Obligor is an Affected Financial Institution.
ARTICLE IV.
Conditions
Section i.Effective Date. The effectiveness of this Agreement is subject to the conditions precedent that each of the following conditions is satisfied (or waived in accordance with Section 10.02), subject to Section 5.10:

(1)The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 10.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page).
(2)(i) The Borrower shall have delivered to the Administrative Agent the Security Agreement, together with all annexes thereto, duly executed by the Borrower and each of the U.S. Guarantors, together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Security Agreement, as reasonably requested by the Administrative Agent in order to perfect such Liens, duly authorized by the applicable Obligors and (B) a duly executed Trademark Security Agreement.
(3)The Administrative Agent shall have received (i) a certificate from each Obligor that is organized under the laws of the United States, any state thereof or the District of Columbia relating to the organization, existence and good standing, to the extent applicable, of such Obligor, the authorization of the Transactions to occur on the Effective Date, the authority of each natural Person executing any of the Loan Documents on behalf of such Obligor and (ii) with respect to each Obligor (other than an Obligor that is that is organized under the laws of the United States, any state thereof or the District of Columbia), evidence of authorization of the Transactions to occur on the Effective Date, in each case, all in form and substance reasonably satisfactory to the Administrative Agent.
(4)Each Lender requesting a promissory note evidencing Loans made by such Lender at least 3 Business Days prior to the Effective Date shall have received from the Borrower a promissory note payable to such Lender in a form approved by the Administrative Agent in its reasonable discretion.
(5)The Lenders, the Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by Parent or the Borrower hereunder.
(6)[Reserved].
(7)[Reserved].
(8)The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Weil, Gotshal & Manges LLP, as U.S. counsel to the Obligors, in form and substance reasonably satisfactory to the Administrative Agent.
(9)The Administrative Agent shall have received reports of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment Lien searches conducted by a reputable search firm with respect to each of the Obligors from their respective jurisdiction of formation and such reports shall not disclose any Liens other than Permitted Liens.
(10)[Reserved].
(11)The Administrative Agent shall have received evidence of insurance coverage of the Parent and the Restricted Subsidiaries, which coverage shall be consistent with the requirements set forth in Section 5.05 and shall name the Administrative Agent as an additional insured and as a loss payee on the liability and casualty insurance policies.
(12)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a responsible officer of the Parent, confirming compliance with the matters specified in paragraphs (a) and (b) of Section 4.02.
(13)The Administrative Agent and each relevant Lenders shall have received, at least three days prior to the Effective Date, (i) all documentation and other information regarding the Parent requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and the Australian AML Act and their respective internal policies, that has been reasonably requested by the Administrative Agent or such Lender, as applicable, at least 10 Business Days prior to the Effective Date and (ii) to the extent the Parent or any other Obligor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Parent or such other Obligor.
(14)The Administrative Agent shall have received a certificate from a Financial Officer of Parent certifying as to the solvency of Parent and its Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
Section ii.Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
(1)The representations and warranties of the Parent and the Restricted Subsidiaries set forth in this Agreement or any other Loan Document shall be deemed to have been made as a part of said request for each Borrowing and shall be true and correct in all material respects on and as of the date of such Borrowing; provided, that to the extent such representations and warranties were made as of a specific date, the same shall be required to have been true and correct in all material respects as of such specific date; provided further, in either case, to the extent any such representation or warranty is qualified by Material Adverse Effect or materiality qualifier, such representation or warranty shall be true and correct in all respects;
(2)At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing; and
(3)The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or the Administrative Agent.
Each Borrowing shall be deemed to constitute a representation and warranty by the Parent on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.
Section iii.Credit Events for Limited Condition Transactions. Notwithstanding Section 4.02 above to the contrary, if the Parent has made an LCT Election pursuant to Section 1.07, then in the case of any Borrowing the proceeds of which are to be used solely to finance a Limited Condition Transaction, the obligation of each Lender to make a Loan on the occasion of such Borrowing shall be subject to satisfaction of the following conditions:
(1)(i) The representations and warranties of the Parent and the Restricted Subsidiaries set forth in this Agreement in Sections 3.01, 3.02, 3.03(a) and (e) (except, with respect to violation of any Law or Order, to the extent such violation could not reasonably be expected to have a Material Adverse Effect), 3.07, 3.13, 3.15 (after giving effect to such Limited Condition Transaction), 3.18 and 3.19 shall be true and correct in all material respects on and as of the date of such Borrowing, and (ii) in the case of a Limited Condition Transaction that is a Business Acquisition, the representations and warranties made by the target of such Business Acquisition and its subsidiaries in the definitive agreement for such Business Acquisition that are material to the interests of the Lenders and only to the extent that the Parent or its applicable Subsidiary has the right to terminate its obligations under such agreement as a result of a breach of such representations shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, in either case, to the extent any such representation or warranty is qualified by Material Adverse Effect or materiality qualifier, such representation or warranty shall be true and correct in all respects;
(2)At the time of and immediately after giving effect to such Borrowing, no Event of Default under Section 7.01(a), (h) or (i) shall have occurred and be continuing; and

(3)The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.
Each Borrowing shall be deemed to constitute a representation and warranty by the Parent on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.03.
ARTICLE V.
Affirmative Covenants
Until all Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Parent, for itself and each Restricted Subsidiary, and each Guarantor, for itself, covenant and agree with the Lenders that:
Section i.Financial Statements. The Parent will furnish to the Administrative Agent and each Lender:
(1)on or before the date on which such financial statements are required to be filed with the SEC or, if such financial statements are not required to be filed with the SEC, within 90 days after the end of each fiscal year of the Parent, the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year of the Parent, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, or exception as to the scope of such audit by reason of any limitation which is imposed by the Parent, except as resulting from (A) the impending maturity of any Indebtedness within the four fiscal quarter period following the relevant audit date or (B) any breach or anticipated breach of any financial covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP;
(2)on or before the date on which such financial statements are required to be filed with the SEC or, if such financial statements are not required to be filed with the SEC, within 45 days after the end of the first three fiscal quarters of each fiscal year of the Parent, the consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year for the Parent, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end adjustments, reclassifications and the absence of footnotes;
(3)no later than 5 Business Days after the date on which financial statements are delivered under clause (a) or (b) above, a certificate of a Financial Officer substantially in the form attached hereto as Exhibit 5.01(c) (“Compliance Certificate”) and (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) in the case of financial statements delivered under clause (a) above (commencing with the fiscal year ending December 31, 2021), setting forth reasonably detailed calculations of Excess Cash Flow, (iii) certifying compliance with Section 5.09(c), and (iv) attaching the consolidating financial information reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;
(4)promptly upon receipt of any written complaint, order, citation, notice or other written communication from any Person with respect to, or upon the Parent or any of its Subsidiaries obtaining knowledge of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or any Environmental Liability in connection with any property now or previously owned, leased or operated by the Parent or any Restricted Subsidiary, (ii) any release of Hazardous Materials on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case under clause (i), (ii) or (iii) above, in which there is a reasonable likelihood of an adverse decision or determination that could reasonably be expected to result in a Material Adverse Effect, a certificate of a Financial

Officer, setting forth the details of such matter and the actions, if any, that the Parent or such Restricted Subsidiary is required or proposes to take;
(5)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, including, without limitation, (i) updated Beneficial Ownership Certifications for the Obligors as so requested, or written confirmation that the information provided in the Beneficial Ownership Certifications delivered to the Administrative Agent or any Lender on or about the Effective Date in connection with this Agreement remains true and correct in all respects and (ii) all documentation and other information reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and the internal policies of the Administrative Agent or such Lender;
(6)[reserved];
(7)within 90 days after the end of each fiscal year (or such later date to which the Administrative Agent may reasonably agree), copies of certificates evidencing or other evidence of all material insurance coverage maintained by the Parent and the Restricted Subsidiaries; and
(8)within 90 days after the end of each fiscal year, an annual budget of the Parent and the Restricted Subsidiaries for the following fiscal year.
Documents required to be delivered pursuant to Section 5.01(a) and (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper or electronic copies of the Compliance Certificates required by Section 5.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower represents and warrants that each of it and its Controlling and Controlled entities, in each case, if any (collectively with the Borrower, the “Relevant Entities”), either (i) has no SEC registered or unregistered, publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 5.01(a) and (b) above, along with the Loan Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of any such securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Relevant Entities have no outstanding SEC registered or unregistered, publicly traded securities. Notwithstanding anything herein to the contrary, in no event shall the Borrower request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein.
Section ii.Notices of Material Events. The Parent will furnish to the Administrative Agent and each Lender promptly and, in any event, within five Business Days after acquiring knowledge thereof, written notice of the following:

(1)the occurrence of any Event of Default and the action that the Parent or any Restricted Subsidiary is taking or proposes to take with respect thereto;
(2)the incurrence of any material liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) by the Parent or any Restricted Subsidiary that could reasonably be expected to result in a Material Adverse Effect;
(3)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any Restricted Subsidiary or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of the Loan Documents; and
(4)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in unfunded liability of any Obligor resulting in a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section iii.Existence; Conduct of Business. Each Obligor shall and shall cause each Restricted Subsidiary to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except to the extent failure to maintain or preserve could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 or any other transaction permitted under this Agreement.
Section iv.Payment of Obligations. Each Obligor shall and shall cause each Restricted Subsidiary to pay its obligations, including liabilities for Taxes before the same shall become delinquent or in default, except (a) past due Taxes for which no fine, penalty, interest, late charge or loss has been assessed, (b) where the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Obligor or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) where the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.
Section v.Maintenance of Properties; Insurance. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Obligor shall and shall cause each Restricted Subsidiary to (a) keep and maintain all property material to the conduct of the business of the Obligors and the Restricted Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) subject to Section 5.14, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. All policies or certificates with respect to such liability and property insurance shall name the Administrative Agent as an additional insured or loss payee, as applicable.
Section vi.Books and Records; Inspection Rights. Each Obligor shall and shall cause each Restricted Subsidiary to keep proper, complete and consistent books of record that are true and correct in all material respects with respect to such Person’s operations, affairs, and financial condition. Each Obligor shall and shall cause each Restricted Subsidiary to permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (provided that in the absence of an Event of Default, the representatives of the Administrative Agent shall not visit or inspect such properties more often than once per calendar year), subject in each case, to any restrictions or confidentiality agreements existing in favor of third parties.

Section vii.Compliance with Laws. Each Obligor shall and shall cause each Restricted Subsidiary to comply with all Laws (excluding Laws referenced in Section 5.12, which compliance shall be governed by such Sections) and Orders applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Parent will maintain in effect and enforce policies and procedures designed to promote compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section viii.Use of Proceeds. The proceeds of the Loans will be used only to (a) pay the fees, expenses and other transaction costs of the Transactions and (b) fund working capital needs and general corporate purposes of the Parent and the Restricted Subsidiaries, including the making of Business Acquisitions and other acquisitions of property. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of Regulations T, U and X of the Board. The Borrower will not request any Borrowing, and Parent shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. This Section shall not be interpreted or applied in relation to any Obligor, any director, officer, employee or agent, or any Lender to the extent that the obligations under this Section would violate or expose such entity or any director, officer, employee or agent thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) that are applicable to such entity (including EU Regulation (EC) 2271/96) and Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, AWV) in connection with the German Foreign Trade Act (Außenwirtschaftsgesetz)).
Section ix.Additional Guarantors; Termination of Guarantees.
(1)Subject to Section 5.10, the Parent at all times shall cause all Material Restricted Subsidiaries organized under the laws of the Specified Jurisdictions to be Guarantors; provided that (i) no Material Restricted Subsidiary organized under the laws of Canada or South Africa not listed on Schedule 1.01 shall be required to provide Guarantees; (ii) no Material Restricted Subsidiary listed on Schedule 1.01 organized under the laws of South Africa shall be required to provide Guarantees if such Guarantees cannot be provided after the use of commercially reasonable efforts by Parent and such Restricted Subsidiaries to obtain the consents and approvals required under applicable Law in connection with such Guarantees, including any SARB Approval, (iii) no Material Restricted Subsidiary that is (x) an After-Acquired CFC or (y) an After-Acquired CFC Holdco shall be required to provide a Guarantee; and (iv) no Material Restricted Subsidiary shall be required to provide a Guarantee if such Guarantee could reasonably result in material adverse consequences to the Parent, its Subsidiaries or its shareholders, as reasonably determined by the Parent in consultation with the Administrative Agent.
(2)[Reserved].
(3)If as of the end of any fiscal quarter, (i) the aggregate consolidated revenues generated by Immaterial Subsidiaries (other than the Finco Entities) that are not Guarantors exceed fifteen percent (15%) of the aggregate total consolidated revenue of the Parent and all of its Subsidiaries for the most recently ended period of four (4) fiscal quarters or (ii) the book value of the aggregate consolidated assets held by the Immaterial Subsidiaries (other than the Finco Entities) that are not Guarantors exceeds fifteen percent (15%) of the book value of the aggregate total consolidated assets of the Parent and all of its Subsidiaries for the most recently ended period of four (4) fiscal quarters, the Parent shall within 60 days (or such later date to which the Administrative Agent may reasonably agree) cause one or more of said Immaterial Subsidiaries (other than the Finco Entities) to become Guarantors by executing an Addendum, such that, after giving effect to such Addendum, both the aggregate consolidated revenues and the book value of the aggregate consolidated assets of all Immaterial Subsidiaries (other than the Finco Entities) that are not Guarantors are less than fifteen percent (15%) of the total consolidated revenue and total book value of the consolidated assets of the Parent and all of its Subsidiaries. Any such Immaterial Subsidiary that becomes a Guarantor shall also be designated as a Restricted Subsidiary, to the extent not already a

Restricted Subsidiary. The Parent shall deliver to the Administrative Agent such documents relating to such Immaterial Subsidiary as the Administrative Agent shall reasonably request.
(4)Subject in all respects to Section 5.09(a), within 60 days after the Parent acquires or creates a new Material Subsidiary (or such later date to which the Administrative Agent may reasonably agree), by way of Division or otherwise (other than a Finco Entity) or any Immaterial Subsidiary becomes a Material Subsidiary or becomes a Guarantor pursuant to clause (c) above, the Parent shall notify the Administrative Agent and shall provide the constituent documents for such new Material Subsidiary, and to the extent that such Material Subsidiary is a Material Restricted Subsidiary or to the extent such Material Subsidiary would otherwise be required to be a Guarantor under clause (c) above, the Parent shall (i) cause such new Material Subsidiary to become a Guarantor by executing an Addendum and (ii) deliver to the Administrative Agent such documents, including Security Documents, relating to such Material Subsidiary or Immaterial Subsidiary required to become a Guarantor pursuant to clause (c) above as the Administrative Agent shall reasonably request.
(5)At any time, the Parent may, in its sole discretion, elect to cause one or more Restricted Subsidiaries that are not then Guarantors to become Guarantors by notifying the Administrative Agent of such election and causing such Restricted Subsidiary to execute an Addendum and deliver such Addendum to the Administrative Agent together with such other documents relating to such new Guarantor as the Administrative Agent shall reasonably request; provided, that, in the case of any Restricted Subsidiary that is not organized under the laws of a Specified Jurisdiction, (x) the jurisdiction of organization of such Restricted Subsidiary shall be reasonably satisfactory to the Administrative Agent in light of legal permissibility and the policies and procedures of the Administrative Agent and the Lenders for similarly situated companies (as reasonably determined by the Administrative Agent) and (y) Security Documents containing collateral and guarantee provisions reasonably acceptable to the Administrative Agent in such jurisdiction shall be negotiated in good faith.
(6)At any time, the Parent may elect to terminate any Guarantee by any Guarantor (a “Guarantee Termination”); provided that (i) no such Guarantee Termination shall be given or take effect with respect to any Subsidiary that is at the time (x) a Material Restricted Subsidiary or (y) that guarantees the Revolving Credit Facility and (ii) such Guarantee Termination shall only become effective on the date that is ten days after receipt by the Administrative Agent of a certificate of a Financial Officer certifying that (A) the Parent will be in pro forma compliance with Sections 5.09(c) and (B) no Default or Event of Default shall have occurred and is continuing, in each case, at the time of and after giving effect to such Guarantee Termination. Upon the effectiveness of any Guarantee Termination, (i) such Guarantor shall be released from its obligations as a Guarantor hereunder, (ii) all Liens granted by such Guarantor to secure its Guarantee shall automatically be terminated and released and (iii) the Administrative Agent will, at the expense of the Parent, execute and deliver such documents as are reasonably necessary to evidence said releases and terminations.
Section x.Post-Closing Matters. Parent shall, and shall cause each applicable Restricted Subsidiary to, execute and deliver the documents and complete the tasks set forth on Schedule 5.10 in each case within the time limits specified on such schedule.
Section xi.Compliance with ERISA. In addition to and without limiting the generality of Section 5.07, each Obligor shall and shall cause each Restricted Subsidiary to (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC (other than liability for PBGC premiums) or (ii) a past due liability to any Multiemployer Plan, except to the extent such liability could not reasonably be expected to result in a Material Adverse Effect, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or any tax under the Code, except to the extent such penalty or tax could not reasonably be expected to result in a Material Adverse Effect, (d) operate each employee benefit plan in such a manner that could not reasonably be expected to result in the incurrence of any material tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent such tax liability or liability to any qualified beneficiary could not reasonably be expected to have a Material Adverse Effect and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any employee benefit plan as may be reasonably requested by the Administrative Agent.
Section xii.Compliance With Agreements. Each Obligor shall and shall cause each Restricted Subsidiary to comply in all respects with each material contract or agreement to which it is a party, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect; provided that such Obligor or Restricted Subsidiary may contest any such contract or agreement or any portion thereof in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.
Section xiii.Compliance with Environmental Laws; Environmental Reports. Each Obligor shall and shall cause each Restricted Subsidiary to (a) comply with all Environmental Laws applicable to its operations and real property except to the extent that the failure to comply could not reasonably be expected to result in a Material Adverse Effect; (b) obtain and renew all Governmental Approvals required under Environmental Laws applicable to its operations and real property except to the extent that the failure to obtain or renew such approvals could not reasonably be expected to result in a Material Adverse Effect; and (c) conduct any Response in accordance with Environmental Laws except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither such Obligor nor any Restricted Subsidiary shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
Section xiv.Maintain Business. Each Obligor shall and shall cause each Restricted Subsidiary to continue to engage in all material respects primarily in the business or businesses being conducted on the Effective Date and other businesses reasonably related or ancillary thereto as determined by the board of directors of the Parent.
Section xv.Further Assurances. Each Obligor shall and shall cause each Restricted Subsidiary to execute, acknowledge and deliver, at its own cost and expense, all such further acts, documents and assurances as may from time to time be reasonably necessary or as the Administrative Agent or the Majority Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Loan Documents, including all such actions to establish, preserve, protect and (to the extent required under the Security Documents or as otherwise provided in this Agreement) perfect the estate, right, title and interest of the Lenders, or the Administrative Agent for the benefit of the Lenders, to the Collateral (including Collateral acquired after the date hereof).
Section xvi.Maintenance of Ratings. Parent will use commercially reasonable efforts to cause the Initial Term Loans to be continuously rated by S&P and Moody’s; provided that in no event shall the Borrower be required to maintain any specific rating with any such agency.
ARTICLE VI.
Negative Covenants
Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Parent, for itself and each Restricted Subsidiary, and each Guarantor, for itself, covenants and agrees with the Administrative Agent and the Lenders that:
Section i.Indebtedness. Neither Parent nor any Restricted Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:
(1)Indebtedness created hereunder or under any of the Loan Documents;
(2)Existing Indebtedness (other than Indebtedness under the Revolving Credit Facility, the 2025 Senior Notes and the Convertible Senior Notes) and any Permitted Refinancing thereof;
(3)Indebtedness incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any of such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness outstanding under this clause (c) shall not exceed $75,000,000 at any time;
(4)Indebtedness (i) owed by an Obligor to any other Obligor, (ii) owed by a Restricted Subsidiary that is not an Obligor to any other Restricted Subsidiary that is not an Obligor, (iii) owed by an Obligor to any Restricted Subsidiary that is not an Obligor; provided that such Indebtedness is unsecured and subordinated in right of payment to the obligations of such Obligor under the Loan Documents or (iv) owed by a Restricted Subsidiary that is not an Obligor to any Obligor;
(5)Indebtedness of any Restricted Subsidiary in existence on the date on which such Restricted Subsidiary is acquired directly or indirectly by the Parent or any of its Restricted Subsidiaries (but not incurred or created in connection with such acquisition); provided (i) neither the Parent nor any other Restricted Subsidiary has any obligation with respect to such Indebtedness, (ii) none of the properties of the Parent or any other Restricted Subsidiary is bound with respect to such Indebtedness and (iii) so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Total Net Leverage Ratio on a pro forma basis does not exceed 4.50 to 1.00;
(6)Indebtedness in respect of endorsements of negotiable instruments for collection in the ordinary course of business;
(7)Indebtedness associated with accounts payable incurred in the ordinary course of business that are not more than ninety (90) days past due or which are being actively contested by the Parent or the applicable Restricted Subsidiary in good faith and by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(8)Indebtedness incurred pursuant to Swap Agreements permitted by Section 6.06;
(9)other Indebtedness in an aggregate principal amount not to exceed $100,000,000 outstanding at any time;
(10)guarantees (i) incurred by Parent or any Restricted Subsidiary in respect of Indebtedness of the Parent or any Restricted Subsidiary that is permitted to be incurred under this Agreement; provided that in the case of any guarantees by an Obligor of the obligations of a Restricted Subsidiary that is not an Obligor, the related Investment is permitted under Section 6.05 (other than Section 6.05(j)) and (ii) of any Obligor in respect of Indebtedness of Parent or any other Obligor otherwise permitted hereunder;
(11)additional Indebtedness that is (i) secured by Liens on the Collateral that are pari passu with the Liens securing the Obligations, so long as immediately after giving effect to the incurrence of such Indebtedness (which shall assume the proceeds of such Indebtedness incurred on such date of determination are not included as Unencumbered Balance Sheet Cash in clause (a)(y) of the definition of “First Lien Net Leverage Ratio”) and the use of proceeds thereof, the First Lien Net Leverage Ratio on a pro forma basis does not exceed 1.40 to 1.00, (ii) secured by Liens on the Collateral that are junior to the Liens securing the Obligations or secured solely by assets not constituting Collateral, so long as immediately after giving effect to the incurrence of such Indebtedness (which shall assume the proceeds of such Indebtedness incurred on such date of determination are not included as Unencumbered Balance Sheet Cash in clause (a)(y) of the definition of “Secured Net Leverage Ratio”) and the use of proceeds thereof, the Secured Net Leverage Ratio on a pro forma basis does not exceed to 1.65 to 1.00 and (iii) unsecured, so long as immediately after giving effect to the incurrence of such Indebtedness (which shall assume the proceeds of such Indebtedness incurred on such date of determination are not included as Unencumbered Balance Sheet Cash in clause (a) of the definition of “Total Net Leverage Ratio”) and the use of proceeds thereof, the Total Net Leverage Ratio on a pro forma basis does not exceed to 4.25 to 1.00, so long as no Event of Default is continuing or would result from the incurrence of such Indebtedness (collectively, “Permitted Ratio Debt”); provided that (i) the aggregate principal amount of Permitted Ratio Debt that may be incurred under this clause (k)

by a Restricted Subsidiary that is not an Obligor shall not exceed $50,000,000 at any time outstanding; (ii) such Permitted Ratio Debt does not mature prior to the Latest Maturity Date then in effect and shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Loans then in effect, (iii) [reserved], (iv) such Permitted Ratio Debt shall have terms and conditions (other than pricing, optional prepayment, redemption premiums and subordination terms; provided that any Permitted Ratio Debt in the form of pari passu term loans shall be subject to the MFN Protection to the same extent as Incremental Term Loans), taken as a whole, that are substantially identical to or no more favorable to the lenders or investors providing such Permitted Ratio Debt than the terms and conditions, taken as a whole, of this Agreement (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence) and (v) if such Permitted Ratio Debt is secured, such Indebtedness shall be subject to the Pari Passu Intercreditor Agreement or another customary intercreditor agreement reasonably acceptable to the Administrative Agent and the Borrower;
(12)Indebtedness of the Borrower in respect of one or more series of unsecured notes or term loans or secured notes or term loans that will be secured by the Collateral on a pari passu or junior basis with the Obligations, that are issued or made in lieu of Incremental Term Loans and any extensions, renewals, refinancings and replacements that do not increase the principal amount thereof (the “Incremental Equivalent Debt”) and any Permitted Refinancing thereof; provided that (i) such Incremental Equivalent Debt does not mature prior to the Latest Maturity Date then in effect and shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Loans then in effect, (ii) such Incremental Equivalent Debt shall not have any mandatory prepayment provisions (other than provisions related to customary asset sale and change of control offers) that could result in prepayments of such Incremental Equivalent Debt prior to the Latest Maturity Date then in effect, (iii) such Incremental Equivalent Debt shall have terms and conditions (other than pricing, optional prepayment, redemption premiums and subordination terms; provided that any Incremental Equivalent Debt in the form of pari passu term loans shall be subject to the MFN Protection to the same extent as Incremental Term Loans), taken as a whole, that are substantially identical to or no more favorable to the lenders or investors providing such Incremental Equivalent Debt than the terms and conditions, taken as a whole, of this Agreement (other than to the extent that any such more favorable term that is provided for the benefit of any such Incremental Equivalent Debt is either (x) also added to, or the more favorable features of such term are provided for the benefit of, any then existing Loans (it being understood to the extent that any financial maintenance covenant is added for the benefit of any such indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Loans) or (y) only applicable after the Latest Maturity Date)), (iv) the aggregate principal amount of Incremental Equivalent Debt issued pursuant to this clause (k) shall not exceed the Incremental Facilities Cap, less the principal amount of all Incremental Term Loans incurred under Section 2.19, and such Incremental Equivalent Debt shall reduce availability under the Incremental Facilities Cap on a dollar-for-dollar basis, (v) such Incremental Equivalent Debt shall not be guaranteed by any Person other than an Obligor, (vi) in the case of Incremental Equivalent Debt that is secured, the obligations in respect thereof shall be secured on a pari passu or junior lien basis by the Collateral and such indebtedness shall not be secured by any assets that do not constitute Collateral and (viii) if such Incremental Equivalent Debt is secured, the agent, trustee or other representative under the credit agreement, indenture or other agreement governing such Incremental Equivalent Debt shall be subject to the Pari Passu Intercreditor Agreement or another a customary intercreditor agreement reasonably acceptable to the Administrative Agent and the Borrower;
(13)Indebtedness of Restricted Subsidiaries that are not Obligors in an aggregate amount at any one time outstanding not to exceed $50,000,000;
(14)Indebtedness of Parent or any Restricted Subsidiary in an aggregate principal amount not to exceed the amount of cash that is contributed to the common equity or other Qualified Equity Interests of Parent after the Effective Date (other than (x) by any Restricted Subsidiary or (y) any amount that has been applied pursuant to Section 6.05, Section 6.07 or Section 6.08)); provided that (i) such Indebtedness is incurred within 270 days after such cash contribution to the Parent is made and (ii) such Indebtedness is designated as “Contribution Indebtedness” in a certificate delivered to the Administrative Agent from a Financial Officer of Parent;
(15)Indebtedness under the Revolving Credit Facility in an aggregate principal amount of commitments, loans or letters of credit thereunder (without any duplication thereof) not to exceed the sum of (x)

$600,000,000, plus (y) any incremental facilities incurred thereunder to the extent permitted under the Revolving Credit Facility as in effect on the Effective Date and, in each case, any Permitted Refinancing thereof; and
(16)Indebtedness under (x) the Convertible Senior Notes in an aggregate outstanding principal amount not to exceed $287,500,000 and any Permitted Refinancing thereof and (y) the 2025 Senior Notes in an aggregate outstanding principal amount not to exceed $300,000,000 and any Permitted Refinancing thereof.
Section ii.Liens. Neither Parent nor any Restricted Subsidiary will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(1)Permitted Encumbrances;
(2)Liens created by the Security Documents;
(3)Liens on any property or assets of the Parent or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any property or asset of the Parent or any Restricted Subsidiary other than such property or asset to which such Lien applies on the Effective Date and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof in accordance with Section 6.01;
(4)Liens on assets acquired, constructed or improved by the Parent or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (c) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such assets and (iv) such Liens shall not apply to any other property or assets of the Parent or any Restricted Subsidiary other than the proceeds of, and insurance proceeds related to, such assets;
(5)Liens on assets of any Restricted Subsidiary in existence on the date such Restricted Subsidiary is acquired by the Parent (but not created in connection with such acquisition) securing Indebtedness permitted under Section 6.01(e); provided that such liens extend only to the same assets (and any after acquired assets pursuant to an after-acquired property clause in the applicable security documents (other than property subject to such after-acquired property clause solely as a result of such acquisition)) that such liens extended to, and secure the same indebtedness, that such liens secured, immediately prior to such assumption;
(6)Liens on cash securing obligations of the Parent or any Restricted Subsidiary to providers of vault services with respect to such cash;
(7)Liens securing Indebtedness or other obligations of the Parent or any Restricted Subsidiary in an aggregate principal amount not to exceed $100,000,000 outstanding at any time;
(8)Liens securing Indebtedness permitted by Section 6.01(k)(i) and (ii), Section 6.01(l) and Section 6.01(o); and
(9)Liens on assets of Restricted Subsidiaries that are not Obligors (including Equity Interests owned by such Persons) securing Indebtedness or other obligations of Restricted Subsidiaries that are not Obligors permitted pursuant to Section 6.01.
Section iii.Fundamental Changes. Neither Parent nor any Restricted Subsidiary will merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, consummate a Division as the Dividing Person or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and, if such transaction involves the Borrower, the Borrower shall survive such transaction:

(1)any Restricted Subsidiary may merge into, amalgamate with or consolidate with the Borrower;
(2)any Restricted Subsidiary that is a Wholly-Owned Subsidiary may merge into, amalgamate with or consolidate with any other Restricted Subsidiary that is a Wholly-Owned Subsidiary; provided that if such transaction involves an Obligor, the Obligor survives such transaction;
(3)any Restricted Subsidiary may merge into, amalgamate with or consolidate with any other Person that is not a Restricted Subsidiary so long as either (i) such Restricted Subsidiary is the surviving entity of such merger, amalgamation or consolidation or (ii) if such Restricted Subsidiary is not the surviving entity, the surviving entity and/or the Parent, as applicable, complies with the provisions of Section 5.09(d) within thirty (30) days of such merger, amalgamation or consolidation;
(4)any Obligor or any Restricted Subsidiary that is not an Obligor may change its jurisdiction of organization so long as, in the case of an Obligor, it complies with Section 6.12 hereof;
(5)any Restricted Subsidiary that is not an Obligor may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and could not be reasonably expected to result in a Material Adverse Effect; and
(6)any Unrestricted Subsidiary may merge into, amalgamate with or consolidate with any Obligor or any Restricted Subsidiary that is not an Obligor so long as such Obligor or such Restricted Subsidiary that is not an Obligor is the surviving entity of such merger, amalgamation or consolidation; provided that such merger, amalgamation or consolidated shall be deemed an incurrence by such surviving Restricted Subsidiary of any Indebtedness and Liens of such Unrestricted Subsidiary existing at such time.
Section iv.Asset Sales. Neither Parent nor any Restricted Subsidiary will make any Asset Sale except:
(1)the Parent or any Restricted Subsidiary may make any Asset Sale, including sale-leaseback transactions, if (i) at the time of such Asset Sale (other than any such Asset Sale made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Asset Sale, (ii) the consideration therefor is not less than the fair market value of the related asset and (iii) with respect to any Asset Sale pursuant to this clause (a) with an aggregate fair market value in excess of $25,000,000, at least 75% of such consideration consists of cash or cash equivalents (in each case, free and clear of all Liens at the time received, other than Liens permitted by Section 6.02); provided, however, that for the purposes of this subclause (a)(iii), (A) any liabilities (as shown on the most recent consolidated balance sheet of Parent provided hereunder or in the footnotes thereto) of Parent or such Restricted Subsidiary, other than with respect to Indebtedness that is not secured by the assets disposed of, that are assumed by the transferee with respect to the applicable Asset Sale and for which Parent and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors, (B) any securities received by Parent or such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Asset Sale and (C) any Designated Noncash Consideration received by Parent or such Restricted Subsidiary in respect of such Asset Sale having an aggregate fair market value, taken together with all the Designated Noncash Consideration received pursuant to this subclause (C) that is at that time outstanding, not in excess of $50,000,000 at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case of subclauses (A), (B) and (C) be deemed to be cash; provided further that, the Borrower shall comply with Section 2.10(b), to the extent required by the terms thereof;
(2)(i) any Obligor may sell, transfer, lease or otherwise dispose of its assets to another Obligor, and (ii) any Restricted Subsidiary that is not an Obligor may sell, transfer, lease or otherwise dispose of its assets to any Obligor or any other Restricted Subsidiary;
(3)sales, exchanges and transfers consisting of Investments permitted by Section 6.05;

(4)sales, exchanges and transfers of inventory in the ordinary course of business;
(5)sales, exchanges and transfers of equipment and other property which is replaced by equipment or property of at least comparable value and use or which is discontinued, obsolete, worn out or no longer used or useful to such Person’s business, all in the ordinary course of business;
(6)sales, exchanges and transfers of chattel paper to third parties pursuant to arm’s-length transaction for fair value in the ordinary course of business;
(7)leases entered into by any Obligor with any Restricted Subsidiary that is not an Obligor to lease assets to such Restricted Subsidiary that is not an Obligor; provided that (i) the fair market value of the assets leased under this clause (g) shall not exceed $120,000,000 at any time and (ii) such leases are at prices and on terms and conditions not less favorable to such Obligor than could be obtained on an arm’s-length basis from unrelated third parties;
(8)leases or financing contracts entered into with third parties to lease or finance such third parties’ purchase of ATM Equipment; and
(9)other Asset Sales; provided that the aggregate fair market value of all such Asset Sales shall not exceed $50,000,000.
Section v.Investments. Neither Parent nor any Restricted Subsidiary will make an Investment in any other Person, except:
(1)Permitted Investments;
(2)Business Acquisitions; provided that (i) the Total Net Leverage Ratio at the time of such Business Acquisition, and after giving pro forma effect thereto, shall be equal to or less than 4.50 to 1.00 and (ii) the aggregate amount of consideration paid in respect of Business Acquisitions of Persons that do not become Obligors and assets that do not constitute Collateral shall not exceed, together with all Investments made after the Effective Date in Restricted Subsidiaries that are not Obligors pursuant Section 6.05(e), $100,000,000 at any time;
(3)Investments existing as of the Effective Date and listed on Schedule 6.05;
(4)Investments by an Obligor in another Obligor;
(5)Investments by any Obligor in any Restricted Subsidiary that is not an Obligor; provided that the aggregate amount of Investments (valued as of the date the applicable Investment was made) outstanding pursuant to this clause (e), together with the aggregate amount of consideration paid in respect of Business Acquisitions of Persons that do not become Obligors and assets that do not constitute Collateral pursuant to Section 6.05(b), shall not exceed $100,000,000 at any time;
(6)Investments arising out of loans and advances for expenses, travel per diem and similar items in the ordinary course of business to directors, officers and employees in an aggregate amount not to exceed $10,000,000 at any time;
(7)shares of stock, obligations or other securities received in the settlement of claims arising in the ordinary course of business;
(8)Investments by any Restricted Subsidiary that is not an Obligor in (i) any Obligor or (ii) any other Restricted Subsidiary that is not an Obligor;
(9)Investments not otherwise permitted under this Section 6.05 in an aggregate amount not to exceed the greater of (A) $100,000,000 and (B) 33% of Consolidated Adjusted Pro Forma EBITDA for the most recently ended Test Period (the “General Investment Basket”) plus the amount of any unused portions of the General Restricted Payments Basket and/or the General Restricted Debt Payments Basket;
(10)Guarantees permitted by Section 6.01;
(11)Investments by any Obligor in any Finco Entity; provided that, substantially contemporaneously with such Investment, substantially all of the proceeds of such Investment are loaned, transferred, distributed to, or invested in, one or more Obligors;
(12)any Investments made to comply with the requirements of Section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);
(13)Investment made in any joint venture, Unrestricted Subsidiary or Similar Business in an aggregate amount not to exceed the greater of (x) $150,000,000 and (y) 50% of Consolidated Adjusted Pro Forma EBITDA for the most recently ended Test Period;
(14)Investments in an amount not to exceed the Cumulative Credit; provided that, at the time the Investment is made and after giving pro forma effect to such Investment no Event of Default under Section 7.01(a), (b), (h), (i) or (j) shall have occurred and be continuing or would result therefrom; and
(15)any additional Investment so long as, at the time of such Investment, and after giving pro forma effect thereto, (i) the Total Net Leverage Ratio does not exceed 3.75 to 1.00 and (II) no Event of Default shall exist or would result therefrom.
Section vi.Swap Agreements. Neither Parent nor any Restricted Subsidiary will enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or manage the interest rate exposure associated with vault cash procurement, any debt securities, debt facilities or leases (existed or forecasted) of the Parent or any Restricted Subsidiary, (b) any Convertible Senior Notes Transaction, (c) [reserved], (d) Swap Agreements for foreign exchange or currency exchange management or (e) Swap Agreements to hedge or manage any exposure that the Parent or any Restricted Subsidiary may have to counterparties under other Swap Agreements such that, in each case, such Swap Agreements are entered into in the ordinary course of business and the combination of such Swap Agreements, taken as a whole, is for risk management purposes and not speculative.
Section vii.Restricted Payments. Neither Parent nor any Restricted Subsidiary will declare or make, or agree to pay or make, any Restricted Payment, except:
(1)Restricted Payments by the Parent in any amount so long as at the time of such Restricted Payment, and after giving pro forma effect thereto, (A) no Event of Default exists or would result therefrom and (B) the Total Net Leverage Ratio is equal to or less than 3.75 to 1.00;
(2)dividends or distributions on Equity Interests of Restricted Subsidiaries ratably with respect to such Equity Interests;
(3)payments of dividends and distributions made with shares or units of capital stock of the Parent;
(4)redemptions of capital stock of employees, directors or officers of the Parent or any of its Subsidiaries so long as (i) the amount of such redemption, when combined with all other redemptions made under this clause (d) in the same calendar year, does not exceed $20,000,000 and (ii) the Total Net Leverage Ratio, after giving pro forma effect, is equal to or less than 4.50 to 1.00;
(5)the payment by or on behalf of the Company of the purchase price for any Convertible Senior Notes Transaction;

(6)the receipt of cash and/shares of common stock of the Parent upon exercise and settlement or termination of any Convertible Senior Notes Transaction;
(7)the payment and/or delivery of cash or common stock of the Parent, as the case may be, by or on behalf of the Company upon exercise and settlement, termination or redemption of any Convertible Senior Notes Transaction;
(8)the payment and/or delivery of cash or common stock of the Parent, as the case may be, by or on behalf of the Company in satisfaction of the Company’s obligations in respect of the Convertible Senior Notes whether upon conversion of such securities, upon a fundamental change (or similar event, however so defined by the terms of such securities), upon repurchase of such securities, at maturity of such securities or otherwise; provided that neither the Parent nor the Company shall satisfy such obligations with the payment of cash unless at the time of such payment and after giving pro forma effect thereto, no Event of Default shall exist;
(9)Restricted Payments (other than those contemplated by Section 6.07(b)) made to any Obligor or made by any Restricted Subsidiary that is not an Obligor to any other Restricted Subsidiary that is not an Obligor;
(10)Restricted Payments in an amount not to exceed the Cumulative Credit; provided that at the time of and after giving effect to such Restricted Payment, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Total Net Leverage Ratio, after giving pro forma effect, is equal to or less than 4.25 to 1.00; and
(11)in addition to the foregoing Restricted Payments, Parent may make additional Restricted Payments in an aggregate amount not to exceed $75,000,000 (“General Restricted Payments Basket”), which may, at the election of Parent (and without duplication), be allocated for the making of Investments under Section 6.05(i) and/or prepayments or redemptions in respect of Junior Debt pursuant to Section 6.08(d).
Section viii.Prepayments of Indebtedness. Neither Parent nor any Restricted Subsidiary will voluntarily prepay or redeem any Junior Debt, except: (a) a prepayment or redemption of Junior Debt in an amount not to exceed the Cumulative Credit; provided that immediately before and immediately after giving pro forma effect to such prepayment or redemption, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Total Net Leverage Ratio, after giving pro forma effect thereto, is equal to or less than 4.25 to 1.00, (b) the conversion of any Junior Debt to Equity Interests (other than Disqualified Equity Interests) of Parent, (c) the refinancing of any Junior Debt with any Permitted Refinancing thereof, (d) the prepayment or redemption prior to the scheduled maturity of any Junior Debt or Permitted Refinancing thereof, in an aggregate amount not to exceed $75,000,000 (“General Restricted Debt Payments Basket”) which may, at the election of Parent (and without duplication), be allocated for the making of Investments under Section 6.05(i) plus the amount of any unused portions of the General Restricted Payments Basket, (e) payments as part of an “applicable high yield discount obligation” catch-up payment, and (f) any additional prepayment or redemption as long as at the time of, and after giving effect to such prepayment or redemption, (A) no Event of Default has occurred and is continuing or would result therefrom and (B) the Total Net Leverage Ratio on a pro forma basis does not exceed 3.75 to 1.00;
Section ix.Transactions with Affiliates. Neither Parent nor any Restricted Subsidiary will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with any of its Affiliates involving payment in excess of $120,000, except (a) at prices and on terms and conditions not less favorable to Parent or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) any Restricted Payment permitted by Section 6.07, (c) any transaction between or among Obligors and their respective Restricted Subsidiaries, (d) any transaction between or among Restricted Subsidiaries that are not Obligors; and (e) Investments permitted by Section 6.05;.
Section x.Restrictive Agreements. Neither Parent nor any Restricted Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Parent or any Restricted Subsidiary to create, incur or permit to exist any Lien securing the Obligations under the Loan Documents upon any of its property or assets, (b) the ability of Parent or any Restricted

Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock, (c) the ability of Parent or any Restricted Subsidiary to make or repay loans or advances to any Obligor or (d) the ability of any Obligor to guarantee the Obligations; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date and identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement, including, without limitation, secured Indebtedness permitted by Section 6.01(e), provided that such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof or encumbrances on the property that is the subject thereof.
Section xi.[Reserved].
Section xii.Constitutive Documents. Neither Parent nor any Restricted Subsidiary will amend its charter or by-laws or other constitutive documents in any manner which could reasonably be expected to have a Material Adverse Effect on the rights of the Lenders under this Agreement or their ability to enforce the same; provided, however, Parent or any Restricted Subsidiary shall be permitted after the date hereof to amend its constitutive documents for the purpose of (a) changing its jurisdiction of organization within the same country so long as the Administrative Agent is given thirty (30) Business Days prior written notice of such change and (b) effecting any transaction permitted under the terms of this Agreement.
Section xiii.[Reserved].
Section xiv.Amendment of Existing Indebtedness. The Obligors will not amend any term of any document evidencing Existing Indebtedness, if (a) the effect thereof would be to shorten the maturity or Weighted Average Life to Maturity thereof or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon or (b) such action would add any covenant or event of default which is more onerous in any material respect than those contained therein on the Effective Date, in each case, in a manner materially adverse to the interests of the Lenders (in their capacities as such).
Section xv.Changes in Fiscal Year. The Parent shall not change the end of its fiscal year to a date other than December 31 of each year.
ARTICLE VII.
Events of Default and Remedies
Section i.Events of Default. If any of the following events (“Events of Default”) shall occur:
(1)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(2)the Borrower shall fail to pay any interest on any Loan or any fee or other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or the other Loan Documents which amount has been invoiced, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(3)any representation or warranty made or deemed made by or on behalf of Parent or any Restricted Subsidiary in or in connection with this Agreement, any Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made in any material respect;

(4)Parent or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to Parent or Borrower’s existence), 5.08 or in Article VI;
(5)Parent or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) of this Article) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days following notice of such failure from the Administrative Agent;
(6)Parent or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(7)any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) requires the prepayment, repurchase, redemption or defeasance thereof in full, prior to its scheduled maturity; provided that this clause (g) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (B) the occurrence of a fundamental change (or similar event, however so defined) as such term is defined in the Convertible Senior Notes or the exercise of any put right in connection with such fundamental change by holders of the Convertible Senior Notes, (C) the occurrence of any event or condition that permits the conversion, whether into cash, shares of Parent common stock, or a combination thereof, of the Convertible Senior Notes and (D) any conversion, whether into cash (subject to Section 6.07(h)), shares of Parent common stock, or a combination thereof, of the Convertible Senior Notes by the holders thereof; provided, further, that a breach of Sections 6.16 and 6.17 of the Revolving Credit Facility will not constitute an Event of Default under this clause (g) until the date, if any, on which the commitments under the Revolving Credit Facility have been terminated and the loans under the Revolving Credit Facility have been accelerated as a result of such breach; provided, further, that if there are no loans under the Revolving Credit Facility outstanding as of such date, then the termination of the commitments under the Revolving Credit Facility as a result of a breach of Section 6.16 or 6.17 of the Revolving Credit Facility shall not constitute an Event of Default under this clause (g);
(8)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, dissolution, winding up, administration, deed of company arrangement, business rescue, reorganization or other relief in respect of Parent or any Restricted Subsidiary or their debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, business rescue, receivership, administration, arrangement or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver and manager, trustee, custodian, business rescue practitioner, sequestrator, conservator, administrator or similar official for Parent or any Restricted Subsidiary or for a substantial part of any of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(9)Parent or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, dissolution, winding up, administration, deed of company arrangement, business rescue, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, business rescue, receivership, administration, arrangement or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, receiver and manager, trustee, custodian, business rescue practitioner, sequestrator, conservator, administrator or similar official for Parent or any Restricted Subsidiary or for a substantial part of any of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(10)Parent or any Restricted Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;

(11)one or more judgments for the payment of money that is not covered by insurance in an aggregate amount in excess of $50,000,000 (or the equivalent amount thereof in any foreign currency) shall be rendered against Parent or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged or unstayed for a period of 60 consecutive days during which execution shall not be effectively stayed, or any attachment or levy shall be entered upon any assets of Parent or such Restricted Subsidiary to enforce any such judgment;
(12)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, could reasonably be expected to result in a Material Adverse Effect;
(13)a proceeding shall be commenced by Parent or any Restricted Subsidiary seeking to establish the invalidity or unenforceability of any Loan Document (exclusive of questions of interpretation thereof), or any Obligor shall repudiate or deny in writing that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;
(14)any Lien created by any of the Security Documents shall at any time fail to constitute a valid and (to the extent required by the Security Documents or as otherwise permitted under this Agreement) perfected Lien on any material portion of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Obligor shall so assert in writing, in each case other than as a result of action or inaction of the Administrative Agent or any Lender; or
(15)a Change in Control occurs;
then, and in every such event (other than an event with respect to Parent or the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Parent, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Parent or the Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest notice of acceleration or the intent to accelerate or any other notice of any kind, all of which are hereby waived by the Borrower, (iii) increase the rate charged on all Loans to the Default Rate (after the acceleration thereof), and (iv) exercise any or all of the remedies available to it under any of the Loan Documents, at Law or in equity (including, without limitation, conducting a foreclosure sale of any of the Collateral).
Section ii.Application of Proceeds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become due in connection with any event with respect to Parent or the Borrower described in clause (h) or (i) of this Section 7.01), subject to the Pari Passu Intercreditor Agreement or any other intercreditor agreement then in effect, any amounts received on account of the Obligations will be applied by the Administrative Agent in the following order:
First, to the payment of the reasonable and documented out-of-pocket costs and expenses of such exercise of remedies, including reasonable and documented out-of-pocket of the Administrative Agent, the reasonable and documented out-of-pocket fees and expenses of its agents and counsel and all other reasonable and documented out-of-pocket expenses incurred and advances made by the Administrative Agent in that connection and all other fees of the Administrative Agent, in each case, as and to the extent then payable in accordance with Section 10.03 hereof;

Second, to the payment in full of the remaining Obligations equally and ratably in accordance with their respective amounts then due and owing in respect of the Loan Documents with Secured Parties; and
Finally, to the pay to the Borrower, or its successors or assigns, or as a court of competent jurisdiction may direct, any surplus then remaining.
ARTICLE VIII.
The Administrative Agent
Section i.Authorization and Action.
(1)Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(2)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Majority Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(3)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(a)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term

“agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;
(b)where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Security Document, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;
(c)to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and
(d)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(4)The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. To that effect, the Administrative Agent may enter into with any such sub-agent one or more security trust agreements creating and regulating the trust arrangements in respect of the Collateral which is the subject of Security Documents governed by English law. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. The Administrative Agent hereby appoints Wilmington Trust, National Association to act as collateral agent and/or security trustee in respect of all Security Documents governed by the laws of the England and Wales or Germany and perform its duties and exercise its rights thereunder. The provisions of this Article VIII shall apply mutatis mutandis to Wilmington Trust, National Association in its role as collateral agent and/or security trustee pursuant to such appointment.
(5)None of any Syndication Agent, any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(6)In case of the pendency of any proceeding with respect to any Obligor under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
(7)The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of Parent or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
Section ii.Administrative Agent’s Reliance, Indemnification, Etc.
(1)Neither the Administrative Agent nor any of its Related Parties shall be (i) liable to any Lender for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Obligor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Obligor to perform its obligations hereunder or thereunder.
(2)The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.
(3)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.04, (ii) may rely on the Register to the extent set forth in Section 10.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Obligor in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Section iii.Posting of Communications.
(1)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(2)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(3)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF

ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(4)Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(5)Each of the Lenders and the Borrower agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(6)Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section iv.The Administrative Agent Individually. With respect to its Commitments and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Majority Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Majority Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, Parent, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.
Section v.Successor Administrative Agent.
(1)The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.
(2)Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent and security trustee for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Majority Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 10.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.
Section vi.Acknowledgements of Lenders.
(1)Each Lender acknowledges that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to asset a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(2)Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
Section vii.Collateral Matters.
(1)Except with respect to the exercise of setoff rights in accordance with Section 10.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.
(2)The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Obligor in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
Section viii.Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which an Obligor is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 10.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section ix.Certain ERISA Matters.
(1)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not to or for the benefit of the Borrower or any other Obligor, that at least one of the following is and will be true:
(a)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,
(b)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(c)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(d)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(2)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not to or for the benefit of the Borrower or any other Obligor, that none of the Administrative Agent, or any Arranger, any Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(3)The Administrative Agent, and each Arranger, Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section x.Disqualified Institutions. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participate or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
ARTICLE IX.
Guarantee
Section i.The Guarantee.
(1)Each Guarantor hereby jointly and severally with each other Guarantor unconditionally and irrevocably guarantees the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan, and the full and punctual payment of all other Obligations. Upon failure by the Borrower, any Guarantor or any Restricted Subsidiary to pay punctually any Obligations, each Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement, the other Loan Documents or such other documents evidencing the Obligations. This Guarantee is a guaranty of payment and not of collection. Neither the Lenders nor any other Person to whom such Obligations are owed shall be required to exhaust any right or remedy or take any action against the Borrower, the Guarantors or any other Person or any Collateral. Each Guarantor agrees that, as between the Guarantors and the Lenders and any other Person to whom such Obligations are owed, such Obligations may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, such Obligations shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.
(2)[Reserved].
Section ii.Guaranty Unconditional. The obligations of each Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(1)any extension, renewal, settlement, compromise, waiver or release in respect of any Obligations, by operation of law or otherwise other than the full payment thereof;
(2)any modification, amendment or waiver of or supplement to the Loan Documents, any Lender Swap Agreements or any other document evidencing the Obligations;
(3)any release, impairment, non-perfection or invalidity of any direct or indirect security for any Obligations;
(4)any change in the corporate existence, structure or ownership of the Borrower or any Guarantor or any Restricted Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the

Borrower, any Guarantor, any Restricted Subsidiary or their respective assets or any resulting release or discharge of any Obligation;
(5)the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, any Guarantor, any Restricted Subsidiary, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(6)any invalidity or unenforceability relating to or against the Borrower, any Guarantor or any Restricted Subsidiary for any reason of the Loan Documents, any other document evidencing the Obligations or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any Guarantor or any Restricted Subsidiary of the principal of or interest on any Loan or any other amount payable by the Borrower or any Guarantor or any Restricted Subsidiary in respect of the Obligations; or
(7)any other act or omission to act or delay of any kind by the Borrower, any Guarantor, any Restricted Subsidiary, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.
Furthermore, notwithstanding that the Borrower may not be obligated to the Administrative Agent and/or the Lenders for interest and/or attorneys’ fees and expenses on, or in connection with, any Obligations from and after the Petition Date (as hereinafter defined) as a result of the provisions of the federal bankruptcy law or otherwise, Obligations for which the Guarantors shall be obligated shall include interest accruing on the Obligations at the Default Rate from and after the date on which the Borrower files for protection under the federal bankruptcy laws or from and after the date on which an involuntary proceeding is filed against the Borrower under the federal bankruptcy laws (herein collectively referred to as the “Petition Date”) and all reasonable attorneys’ fees and expenses incurred by the Administrative Agent, the Lenders and each other Person to whom the Obligations are owed from and after the Petition Date in connection with the Obligations.
Section iii.Discharge Only upon Payment in Full; Reinstatement In Certain Circumstances. Each Guarantor’s obligations hereunder shall remain in full force and effect until (a) all Obligations shall have been paid in full (other than indemnity obligations which survive but are not yet due and payable) and (b) all Commitments shall have expired or been terminated, except, in each case, to the extent any Subsidiary has been released from its obligations as a Guarantor hereunder pursuant to Section 5.09(g) or Section 9.08. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Obligors under the Loan Documents or otherwise in respect of the Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time. The Guarantors jointly and severally agree to indemnify each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith, gross negligence or willful misconduct of such Lender.
Section iv.Waiver by Each Guarantor. Each Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest notice of acceleration or the intent to accelerate and any other notice not provided for in this Article other than to the extent expressly provided for in favor of the Guarantors in any of the Loan Documents, as well as any requirement that at any time any action be taken by any Person against the Borrower or any Guarantor or any other Person.
Section v.Subrogation. Each Guarantor shall be subrogated to all rights of the Lenders, the Administrative Agent and the holders of the Loans and other Obligations against the Borrower in respect of any amounts paid by such Guarantor pursuant to the provisions of this Article IX; provided that such Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until (a) all Obligations shall have been paid in full (other than indemnity obligations which survive but are not yet due and payable and (b) all Commitments shall have expired or been terminated, except, in each case, to the extent any Subsidiary has been released from its obligations as a Guarantor hereunder pursuant to Section 5.09(g) or Section 9.08. If any amount is paid to any Guarantor on account of subrogation rights under this Guarantee at any time when the conditions set forth in clauses (a) and (b) of the foregoing sentence have not been satisfied, the amount shall be held in trust for the benefit of the Lenders and the other Persons to whom the Obligations are owed and shall be promptly paid to the Administrative Agent to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement.
Section vi.Stay of Acceleration.
(1)If acceleration of the time for payment of any amount payable by any Obligor under the Loan Documents is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the requisite proportion of the Lenders specified in Article X of this Agreement.
(2)[Reserved].
Section vii.Limit of Liability. The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.
Section viii.Release upon Sale. Upon any sale of any Guarantor permitted by this Agreement (other than to an Obligor), (a) such Guarantor shall be released from its obligations as a Guarantor hereunder, (b) all Liens granted by such Guarantor to secure its Guarantee shall automatically be terminated and released and (c) the Administrative Agent will, at the expense of the Parent, execute and deliver such documents as are reasonably necessary to evidence said releases and terminations, following written request from the Parent and receipt by the Administrative Agent of a certificate from a Financial Officer certifying that no Default or Event of Default exists.
Section ix.Benefit to Guarantor. Each Guarantor acknowledges that the Loans and other extensions of credit made to the Borrower may be, in part, re-loaned to, or used for the benefit of, such Guarantor and its Affiliates, that each Guarantor, because of the utilization of the proceeds of the Loans and such other extensions of credit, will receive a direct benefit from the Loans and such other extensions of credit and that, without the Loans and such other extensions of credit, such Guarantor would not be able to continue its operations and carry on its business as presently conducted.
Section x.[Reserved].
Section xi.Limitation for German Guarantors.
(1)The restrictions in this Section 9.11 shall apply to any guarantee and indemnity granted by, and any liability and other payment obligations of a Guarantor under the laws of Germany as a limited liability company (GmbH) (a “German Guarantor”) under this Agreement or any other provision in the Loan Documents in respect of liabilities of its current or any future direct or indirect shareholder(s) (upstream) or a Subsidiary of such shareholder (but excluding any direct or indirect Subsidiary of such German Guarantor) (cross-stream) (an “Up-Stream or Cross-Stream Guarantee”).
(2)The restrictions in this Section 9.11 shall not apply:
(a)with respect to a Capital Impairment (as defined below), to the extent the German Guarantor secures any indebtedness under any Loan Document in respect of (i) loans to the extent such loans are (directly or indirectly) on-lent or otherwise passed on to the relevant German Guarantor or its Subsidiaries or (ii) bank guarantees or letters of credit (Avale) that are issued for the benefit of any of the creditors of the German Guarantor or the German Guarantor’s Subsidiaries, in each case, to the extent that any such on-lending or otherwise passing on or bank guarantees or letters of credit (Avale) are still outstanding (and not yet repaid) at the time of the enforcement of the Up-Stream or Cross-Stream Guarantee; provided that, nothing in this paragraph (b) shall have the effect that such on-lent amounts may be enforced multiple times (no double dip). The German Guarantor bears the burden of proof (Beweislast) that or to which extent no such amounts have been on-lent or otherwise passed on or that the letters of credit (Avale) do not secure the aforementioned liabilities;
(b)with respect to a Capital Impairment (as defined below), if, at the time of enforcement of the Up-Stream or Cross-Stream Guarantee, a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) as per § 291 of the German Stock Corporation Act (Aktiengesetz, AktG) (either directly or indirectly through an unbroken chain of domination and/or profit transfer agreements) exists between the relevant German Guarantor as a dominated company, and (x) if that German Guarantor is a Subsidiary of the relevant Obligor whose obligations are secured by the relevant Up-Stream or Cross-Stream Guarantee, that Obligor or (y) if the German Guarantor and the relevant Obligor (whose obligations are secured by the relevant Up-Stream or Cross-Stream Guarantee) are both Subsidiaries of a joint (direct or indirect) parent company and such parent company as dominating entity (beherrschendes Unternehmen) in each case to the extent the existence of such domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) leads to the inapplicability of § 30 paragraph 1 sentence 1 of the German Limited Liabilities Company Act (“GmbHG”);
(c)with respect to a Capital Impairment (as defined below), to the extent any payment under the Up-Stream or Cross-Stream Guarantee is covered (gedeckt) by a fully valuable and recoverable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) of the German Guarantor against the relevant Obligor;
(d)if the relevant German Guarantor has not complied with its obligations pursuant to paragraphs (d) and (e) below;
(e)if the enforcement of such Up-stream or Cross-Stream Guarantee would not lead to a breach of § 30 of the German Statute on Companies with Limited Liability (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG) and would not cause any liability risk of the managing directors of the German Guarantor provided that this is confirmed by a ruling of the German Federal Supreme Court (Bundesgerichtshof).
(3)The parties to this Agreement agree that the Up-Stream or Cross-Stream Guarantee shall not be enforced if and to the extent payment under that Up-Stream or Cross-Stream Guarantee would cause the amount of a German Guarantor’s Net Assets, as calculated and defined pursuant to paragraph (f) below, to fall below the amount required to maintain its registered share capital (Stammkapital) or increase an existing negative balance (Vertiefung einer Unterbilanz) of its registered share capital (Stammkapital) (such event, a “Capital Impairment”).
(4)The relevant German Guarantor shall notify the Administrative Agent in writing within ten (10) Business Days after the making of a demand under the Up-Stream or Cross-Stream Guarantee to what extent a Capital Impairment would occur as a result of a payment under such guarantee (setting out in reasonable detail the amount of its Net Assets, providing an up-to-date pro forma balance sheet derived from the latest annual financial statement before the date of the provision of the Up-Stream or Cross-Stream Guarantee together with a detailed written calculation based on the date of the provision of the Up-Stream or Cross-Stream Guarantee) (a “Management Notification”) confirming to its best knowledge to what extent the provision of the Up-Stream or Cross-Stream Guarantee caused the Net Assets of the German Guarantor (i) to be less than its registered share capital (Stammkapital) or (ii) to increase an already existing negative balance (Vertiefung einer Unterbilanz).
(5)If the Administrative Agent disagrees with the Management Notification, it may request the relevant German Guarantor to provide to the Administrative Agent within thirty (30) Business Days of receipt of such request a determination by auditors of international standard and reputation (or otherwise accepted by the Administrative Agent) appointed (in coordination with the Administrative Agent) by the German Guarantor (at its own cost and expense) setting out in reasonable detail the amount in which the payment would cause a Capital Impairment (an “Auditors Determination”). Save for manifest errors, the Auditor’s Determination shall be binding on all parties.
(6)The net assets (Reinvermögen) of the German Guarantor (the “Net Assets”) shall be calculated in accordance with § 42 GmbHG, §§ 242, 264 of the German Commercial Code (Handelsgesetzbuch, “HGB”) and the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsgemäßer Buchführung) as constantly applied by the German Guarantor and for the purposes of calculating the Net Assets, the following balance sheet items shall be adjusted as follows:
(a)the amount of any increase in the registered share capital (Erhöhung des Stammkapitals) of the relevant German Guarantor which was carried out after the relevant German Guarantor became a party to this Agreement and made from retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) shall be deducted from the amount of the registered share capital (Stammkapital) at that time;
(b)the amount of non-distributable assets (Ausschüttungssperre) according to §§ 253 (6) and 268 (8) of the HGB shall not be included in the calculation of Net Assets;
(c)the amount of any increase in the registered share capital (Erhöhung des Stammkapitals) which is not permitted under any of the Loan Documents shall be deducted from the amount of the registered share capital (Stammkapital);
(d)loans or other liabilities incurred by the relevant German Guarantor in violation of the Loan Documents shall not be taken into account as liabilities; and
(e)loans provided to the German Guarantor shall be disregarded if such loans are made by a direct or indirect shareholder (or any subsidiary of such direct or indirect shareholder) of the German Guarantor unless a waiver (Erlass) of the repayment claim from such loan is not possible because such repayment claim has been assigned as security to the Administrative Agent or any of the Lenders.
(7)Where a German Guarantor claims that the Up-Stream or Cross-Stream Guarantee can only be enforced in a limited amount, it shall realize, to the extent lawful and within reasonable opinion commercially justifiable, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets and are not necessary (betriebsnotwendig) for the relevant German Guarantor’s business.
(8)Nothing in this Section 9.11 shall constitute a waiver (Verzicht) of any right granted under this Agreement or any other Loan Document to the Administrative Agent or any of the Lenders or shall prevent the Administrative Agent or any of the Lenders from claiming that the restrictions of this Section 9.11 are not or no longer required to prevent personal liability of the directors of the relevant German Guarantor.
(9)The provisions of this this Section 9.11 shall apply to a limited partnership with a limited liability company as its general partner (GmbH & Co. KG) mutatis mutandis and all references to Capital Impairment and Net Assets shall be construed as a reference to the Capital Impairment and Net Assets of the general partner (Komplementär) of such Guarantor.
Section xii.Limitation for South African Guarantors.
(1)The restrictions in this Section 9.12 shall apply to any guarantee and indemnity granted by, and any liability and other payment obligations of a Guarantor incorporated under and in accordance with the laws of South Africa (a “South African Guarantor”) or any other provision in the Loan Documents in respect of liabilities of its current or any future direct or indirect shareholder(s) or a Subsidiary of such shareholder.

(2)The Lenders or any other Person to whom such Obligations are owed shall be required to have first exercised its rights to seek payment of any amounts then due from any other Obligor (other than any other South African Guarantor) and shall use its reasonable endeavors to recover such amounts from such other Obligors.
(3)In addition to the above, the parties to this Agreement agree that the Guarantee shall not be enforced if and to the extent payment under that the Guarantee would cause the amount of a South African Guarantor’s Net Assets, as calculated and defined pursuant to paragraph (f) below, to fall below the amount required to maintain its registered share capital or increase an existing shortage of its registered share capital (such event, a “South African Guarantor Capital Impairment”).
(4)The relevant South African Guarantor shall notify the Administrative Agent in writing within ten (10) Business Days after the making of a demand under the Guarantee to what extent a South African Guarantor Capital Impairment would occur as a result of a payment under such guarantee (setting out in reasonable detail the amount of its Net Assets, providing an up-to-date pro forma balance sheet derived from the latest annual financial statements) (a “South African Guarantor Management Notification”).
(5)If the Administrative Agent disagrees with the South African Guarantor Management Notification, it may request the relevant South African Guarantor to provide to the Administrative Agent within thirty (30) Business Days of receipt of such request a determination by auditors appointed by the South African Guarantor (at its own cost and expense) setting out in reasonable detail the amount in which the payment would cause a South African Guarantor Capital Impairment (a “South African Guarantor’s Auditors Determination”). Save for manifest errors, the South African Guarantor’s Auditors Determination shall be binding on all parties.
(6)The net assets of the South African Guarantor (the “South African Guarantor’s Net Assets”) shall be as stated in its most recently available audited accounts or balance sheet, determined by reference to its financial statements most recently provided to the Administrative Agent or any more recently available audited financial statements.
Section xiii.Limitation for English Guarantors. In relation to any guarantee and indemnity granted by, and any liability and other payment obligations of, a Guarantor incorporated under the laws of England under the Loan Documents, such guarantee and indemnity shall not apply to any liability to the extent that it would result in that guarantee and indemnity constituting unlawful financial assistance within the meaning of section 678 or 679 of the Companies Act 2006 of the United Kingdom.
ARTICLE X.
Miscellaneous
Section i.Notices.
(1)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a)if to the Parent or any other Obligor, to:
2050 W. Sam Houston Parkway South, Suite 1300,
Houston, TX 77042
Attention: Treasurer
Telecopy No.: (832) 308-4750
Telephone No. (for confirmation): (832) 308-4200
and

Trident Place
First Floor, Building 4
Mosquito Way
Hatfield, Hertfordshire AL10 9UL.
Attention: Jana Hile
Telecopy No.: (+44) (0) 1707 632801
Telephone No. (for confirmation): +441707248803
with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Douglas R. Urquhart
Telecopy No.: (212) 310-8007
Telephone No. (for confirmation): (212) 310-8001
and
2050 W. Sam Houston Parkway South, Suite 1300,
Houston, TX 77042
Attention: General Counsel
Telecopy No.: (832) 308-4001
Telephone No. (for confirmation): (832) 308-4484
(b)if to the Administrative Agent, to
JPMorgan Chase Bank, N.A.
Loan and Agency Service Group
Mark Postupack
500 Stanton Christiana Rd, Floor 01
Newark, DE, 19713-2105, United States
Telecopy No: 12012443500@tls.ldsprod.com
Telephone No. (for confirmation): 1-302-634-1005
Email: : mark.postupack@chase.com and jpm.agency.servicing.1@jpmchase.com with a copy to:
Cahill Gordon & Reindel llp
Pine Street
New York, New York 10005
Attention: Corey Wright
Telecopy No.: (212) 378-2544
Telephone No. (for confirmation): (212) 701-3165
(c)if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(2)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(3)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section ii.Waivers; Amendments.
(1)No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(2)Except as provided in (x) Section 2.13(c) with respect to an alternate rate of interest, (y) Section 2.19 with respect to an Incremental Facility Amendment or (z) Section 2.20 with respect to a Refinancing Facility Amendment, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Parent, the Borrower and the Majority Lenders or by Parent, the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the waterfall provisions of Section 7.02 without the written consent of each Lender directly affected thereby, (vi) change any of the provisions of this Section 10.02 or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.19 to be parties to an Incremental Facility Amendment and the parties prescribed by Section 2.20 to be parties to a Refinancing Facility Amendment, Incremental Term Loans and Refinancing Term Loans, as applicable, may be included in the determination of Majority Lenders on substantially the same basis as the Initial Term Loans are included on the Effective Date), (vii) release all or a material portion of the Collateral, or subordinate the Obligations (or the Liens securing the Obligations) to any other Indebtedness (or the Liens securing such other obligations, as applicable), without the written consent of each Lender, provided, that nothing herein shall prohibit the Administrative Agent from releasing any Collateral, or require the consent of the other Lenders for such release, in respect of items sold, leased, transferred or otherwise disposed of to the extent such transaction is permitted hereunder, (viii) release all or substantially all of the Guarantees (other than in connection with any transactions permitted by this Agreement) without the written consent of each Lender or (ix) change Section 2.08(c) in a manner that would alter the ratable reduction of Commitments required thereby, without the written consent of each Lender directly affected thereby; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (B) any waiver, amendment or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) if the terms of any waiver, amendment or other modification of this Agreement or any other Loan Document provide that any Class of Loans (together with all accrued interest thereon and all accrued fees payable with respect to the Commitments of such Class) will be repaid or paid in full, and the Commitments of such Class (if any) terminated, as a condition to the effectiveness of such waiver, amendment or other modification, then so long as the Loans of such Class (together with such accrued interest and fees) are in fact repaid or paid in full and such Commitments are in fact terminated, in each case prior to or substantially simultaneously with the effectiveness of such amendment, then such Loans and Commitments shall not be included in the determination of the Majority Lenders with respect to such amendment. Notwithstanding any of the foregoing, any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment.
Section iii.Expenses; Indemnity; Damage Waiver.
(1)The Parent shall pay, or shall cause to be paid, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel and consultants for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, due diligence undertaken by the Administrative Agent with respect to the financing contemplated by this Agreement, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the Transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender for fees, charges and disbursements of one primary law firm as counsel, local counsel in each applicable jurisdiction and consultants for the Administrative Agent or any Lender and all other reasonable out-of-pocket expenses of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement during the existence of a Default or an Event of Default (whether or not any waiver or forbearance has been granted in respect thereof), including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(2)THE PARENT SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE PARENT OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PARENT OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO AND REGARDLESS OF WHETHER SUCH CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING IS BROUGHT BY THE PARENT, BORROWER OR ANY GUARANTOR, THEIR RESPECTIVE EQUITY HOLDERS, THEIR RESPECTIVE AFFILIATES, THEIR RESPECTIVE CREDITORS OR ANY OTHER PERSON; AND WHETHER OR NOT CAUSED BY THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF ANY INDEMNITEE, PROVIDED FURTHER THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT

THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (I) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (II) ARISE FROM ANY DISPUTE AMONG INDEMNITEES WHICH DOES NOT ARISE OUT OF ANY ACT OR OMISSION OF THE PARENT OR ANY OF ITS SUBSIDIARIES (OTHER THAN ANY PROCEEDING AGAINST THE ADMINISTRATIVE AGENT SOLELY IN ITS CAPACITY OR IN FULFILLING ITS ROLE AS THE ADMINISTRATIVE AGENT). THIS SECTION 10.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.
(3)To the extent that the Parent fails to pay, or fails to cause to be paid, any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate principal amount of Loans outstanding at such time.
(4)To the extent permitted by applicable law (i) no Obligor shall assert, and each Obligor hereby waives, any claim against the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 10.03(d) shall relieve any Obligor of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(5)The Parent shall not be liable for any settlement of any proceeding effected by any Indemnitee without the written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or any other loss, claim, damage, liability and/or expense incurred in connection therewith, but (x) if any such proceeding is settled with the written consent of the Parent, (y) if there is a final non-appealable judgment by a court of competent jurisdiction in any such proceeding or (z) in the event that the Parent was offered the ability to assume the defense of the action that was the subject matter of such settlement and the Parent elected not to assume such defense, the Parent agrees to indemnify and hold harmless such Indemnitee in the manner set forth in clause (b) above.
(6)The Parent shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (x) includes an unconditional release of such Indemnitee and its applicable affiliates in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee or any injunctive or any other non-monetary relief imposed on such Indemnitee.
(7)All amounts due under this Section shall be payable no later than thirty (30) days from written demand therefor.
Section iv.Successors and Assigns.

(1)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(2) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(i)the Parent, provided that no consent of the Parent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or, if any Event of Default has occurred and is continuing, any other person; provided further that the Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof; and
(ii)the Administrative Agent; provided that no consent of any such Person shall be required for an assignment to an Affiliate or Approved Fund of the assigning Lender if such Lender determines in its sole discretion that such assignment is required by Law;
(a)Assignments shall be subject to the following additional conditions:
(i)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Parent and the Administrative Agent otherwise consent, provided that no such consent of the Parent shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing;
(ii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(iii)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(iv)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may include material non-public information about the Obligors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with such assignee’s compliance procedures and applicable law, including Federal and state securities laws;
(v)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Parent, the other Obligors and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(vi)no such assignment shall be made to (i) a natural Person (or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person), (ii) the Parent or any of the Parent’s Affiliates or Subsidiaries or (iii) a Disqualified Institution (provided that the DQ List has been made available to any Lender who specifically requests a copy thereof and agrees to keep such list confidential).
(b)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(c)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Parent, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(3) Any Lender may, without the consent of, or notice to, Parent or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than a Disqualified Institution (provided that the DQ List has been made available to all Lenders) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Parent agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Sections 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
(a)A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to the Participant was made with the Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) acknowledging that such Participant’s entitlement to benefits under Section 2.14 or 2.16 is not limited to what the participating Lender would have been entitled to receive absent the participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Parent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Parent, to comply with Section 2.16(g) as though it were a Lender. This Section 10.4(c)(ii) does not limit the entitlement of any Participant to payments under Section 2.16 arising from the imposition of Australian interest withholding tax.
(b)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(4)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(5)Disqualified Institutions.
(a)No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or participating Lender entered into a binding agreement to sell and assign or participate, as the case may be, all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). With respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee shall not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this Section 10.04(e)(i) shall not be void, but the other provisions of this Section 10.04(e) shall apply.

(b)If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of Section 10.04(e)(i), or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) purchase or prepay any outstanding Loans held by such Disqualified Institution by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.04), all of its interest, rights and obligations under this Agreement to one or more Persons meeting the requirements set forth in Section 10.04(b)(ii) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(c)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to the Lenders by the Borrower or any of its Affiliates or by the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other law relating to bankruptcy, insolvency or reorganization or relief of debtors), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other law relating to bankruptcy, insolvency or reorganization or relief of debtors) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(d)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the DQ List to each Lender requesting the same; provided that such Lender has agreed to keep such list confidential.
(6)Loan Repurchases. Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign and delegate all or a portion of its Loans to Parent or any Restricted Subsidiary through open market purchases made by Parent or one of its Restricted Subsidiaries on a non-pro rata basis; provided that (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) any Loans assigned and delegated to Parent or any Restricted Subsidiary shall be automatically and permanently cancelled upon the effectiveness of such assignment and delegation and will thereafter no longer be outstanding for any purpose hereunder.
Section v.Survival. All covenants, agreements, representations and warranties made by the Borrower and each Guarantor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as there are any Commitments that have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
Section vi.Counterparts; Integration; Effectiveness.
(1)This Agreement may be executed in counterparts and may be delivered in original or facsimile form (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(2)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Obligor without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Obligor hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the other Obligors, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any

Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any other Obligor to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section vii.Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section viii.Right of Setoff. Each Lender and each of its Affiliates is hereby authorized at any time that an Event of Default shall have occurred and is continuing, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Guarantor against the obligations of the Borrower and each Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section ix.Governing Law; Jurisdiction; Consent to Service of Process.
(1)This Agreement and the Loan Documents shall be construed in accordance with and governed by the Law of the State of New York without regard to any choice-of-law provisions that would require the application of the Law of another jurisdiction provided, to the extent any of the Security Documents recite that they are governed by the Law of another jurisdiction, or any action or event taken thereunder (such as foreclosure of any Collateral) requires application of or compliance with the Law of another jurisdiction, such provisions and concepts shall be controlling.
(2)Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Courts of the State of New York sitting in New York City and of the United States District Court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or Guarantors or their properties in the courts of any jurisdiction.
(3)Each of the Borrower and the Guarantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(4)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section x.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section xi.Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section xii.Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and use such Information solely in connection with the consideration, administration, documentation, implementation, syndication or negotiation of the Transactions, except that Information may be disclosed (a) to its Related Parties who need to know the Information in order to consider, administer, document, implement, syndicate or negotiate the terms of the Transactions (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (except this paragraph does not permit the disclosure of any information under section 275(4) of the Australian PPSA unless section 275(7) of the Australian PPSA applies), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to any Obligor and its obligations, this Agreement or payments hereunder, (g) with the consent of the Parent or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by any party hereto or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Parent, any of its Subsidiaries or any of its Affiliates. Notwithstanding the foregoing, none of the Lenders or the Administrative Agent shall (i) use the Information in connection with the performance by the Administrative Agent of services for other companies or (ii) furnish any Information to other companies. For the purposes of this Section, “Information” means all information received from Parent relating to Parent or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Parent, any of its Subsidiaries, any of its Affiliates or any Related Party of the foregoing and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. If the Administrative Agent or any Lender is requested or required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any or all of the Information, the Administrative Agent or such Lender will provide the Parent with prompt notice of such event (to the extent that such notice does not contravene any applicable law or similar regulation) so that the Parent may seek a protective order or other appropriate remedy or waive compliance with the applicable provisions of this Agreement by the Administrative Agent or such Lender. If the Parent determines to seek such protective order or other remedy, the Administrative Agent or such Lender will cooperate with the Parent in seeking such protective order or other remedy. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict the Administrative Agent or any Lender from providing information to any bank regulatory authority or any other regulatory or governmental authority, including the Board and its supervisory staff; (b) require or permit the Administrative Agent or any Lender to disclose to the Parent that any information will be or was provided to the Board or any of its supervisory staff; or (c) require or permit the Administrative Agent or any Lender to inform the Parent of a current or upcoming Board examination or any nonpublic Board supervisory initiative or action.

Section xiii.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or reimbursement obligation, together with all fees, charges and other amounts that are treated as interest on such Loan or reimbursement obligation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or reimbursement obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or reimbursement obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or reimbursement obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans, reimbursement obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the FRBNY Rate to the date of repayment, shall have been received by such Lender. Without limiting the generality of the foregoing provisions of Section 10.13, if any provision of any of the Loan Documents would obligate any Obligor formed or organized under the laws of Canada or any province or territory thereof to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amount or rate of interest required to be paid to such Lender under the applicable Credit Document, and thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).
Section xiv.USA Patriot Act. Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of the Obligor and other information that will allow such Lender to identify the Obligor in accordance with the Act.
Section xv.[Reserved].
Section xvi.[Reserved].
Section xvii.[Reserved].
Section xviii.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(1)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(2)the effects of any Bail-in Action on any such liability, including, if applicable:
(a)a reduction in full or in part or cancellation of any such liability;
(b)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(c)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section xix.No Fiduciary Duty, etc.
(1)Each Obligor acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Obligors with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Obligors or any other Person. Each Obligor agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Obligor acknowledges and agrees that no Credit Party is advising the Obligors as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Obligors shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Obligors with respect thereto.
(2)Each Obligor further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Obligors and other companies with which the Obligors may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(3)In addition, each Obligor acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Obligors may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Obligors by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Obligors in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Obligor also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Obligors, confidential information obtained from other companies.
Section xx.Intercreditor Agreement. Notwithstanding anything herein to the contrary, the exercise of any right or remedy by the Administrative Agent hereunder or the application of proceeds (including insurance and condemnation proceeds) of any Collateral, in each case, are subject to the limitations and provisions of the Pari Passu Intercreditor Agreement to the extent provided therein. In the event of any conflict between the terms of the Pari Passu Intercreditor Agreement and the terms of this Agreement, the terms of the Pari Passu Intercreditor Agreement shall govern.
Section xxi.The Banking Code of Practice
The Banking Code of Practice of the Australian Banking Association does not apply to this Agreement and any Australian Guarantor.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER: CARDTRONICS USA, INC.

By: /s/ E. Brad Conrad
Name: E. Brad Conrad
Title: Treasurer

GUARANTORS: CARDTRONICS PLC

By: /s/ Gary Ferrera
Name: Gary Ferrera
Title: Chief Financial Officer

CATM EUROPE HOLDINGS LIMITED

By: /s/ Jana Hile
Name: Jana Hile
Title: Director

CATM HOLDINGS LLC

By: /s/ E. Brad Conrad
Name: E. Brad Conrad
Title: President

CARDTRONICS HOLDINGS LIMITED

By: /s/ E. Brad Conrad
Name: E. Brad Conrad
Title: Director

[Continued on following page]
Signature Page to Term Loan Credit Agreement

CARDTRONICS UK LIMITED

By: /s/ Jana Hile
Name: Jana Hile
Title: Director

CARDTRONICS CANADA HOLDINGS INC.

By: /s/ Patrick Moriarty
Name: Patrick Moriarty
Title: Senior Vice-President, North America,  Accounting Operations

CARDPOINT GMBH

By: /s/ Jana Hile
Name: Jana Hile
Title: Director

CARDPOINT LIMITED

By: /s/ Jana Hile
Name: Jana Hile
Title: Director

CARDTRONICS CANADA ATM
PROCESSING PARTNERSHIP

By:  Cardtronics Canada Operations Inc., its
        Managing Partner

By: /s/ Patrick Moriarty
Name: Patrick Moriarty
Title: Senior Vice-President, North America,  Accounting Operations

CARDTRONICS CANADA LIMITED
PARTNERSHIP

By:  Cardtronics Canada Operations Inc., its
        General Partner

By: /s/ Patrick Moriarty
Name: Patrick Moriarty
Title: Senior Vice-President, North America,  Accounting Operations

CATM AUSTRALASIA HOLDINGS LIMITED

By: /s/ E. Brad Conrad
Name: E. Brad Conrad
Title: Director

[Continued on following page]

CATM NORTH AMERICA HOLDINGS LIMITED

By: /s/ E. Brad Conrad
Name: E. Brad Conrad
Title: Director

CARDTRONICS, INC.

By: /s/ E. Brad Conrad
Name: E. Brad Conrad
Title: President

SUNWIN SERVICES GROUP (2010) LIMITED

By: /s/ Andrew Dean Shaw
Name: Andrew Dean Shaw
Title: Director

ATM NATIONAL, LLC

By: /s/ E. Brad Conrad
Name: E. Brad Conrad
Title: Treasurer

CARDTRONICS HOLDINGS, LLC

By: /s/ E. Brad Conrad
Name: E. Brad Conrad
Title: President

        ADMINISTRATIVE AGENT AND LENDER:
        JPMORGAN CHASE BANK, N.A.

By: /s/ Min Park
Name: Min Park
Title: Executive Director